UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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EXTERRAN CORPORATION
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2018

Exterran Corporation Proxy Statement

Notice of 2018 Annual Meeting

Thursday, April 26, 2018

OUR CORE VALUES

Our core values guide our actions as individuals and as a Company. The foundation of our values is our commitment to people and safety. Together they shape our culture, results and reputation.

Dear Fellow Stockholders:
I am pleased to open this letter to you, our stockholders, by highlighting that we increased our stock price 31.5% in 2017, following our 48.9% increase in 2016. We are one of the top performers in our peer group and in the broader energy and equipment and services industry. In addition, Exterran executed on several key internal initiatives in 2017, established the foundation for implementing value-creating, long-term strategic goals and delivered solid financial performance.
I want to share with you here some of the things we are doing to continue-as we did in 2017-to increase our services and products offerings, increase profitability and generate strong cash flow. I also want to share some of the things we are doing to operate sustainably as a good corporate citizen.
In 2018 and beyond, we intend to execute on a global strategy that will help Exterran evolve into a systems and process company serving customers in the areas of oil, natural gas, power generation and water. At the same time, our Board and management will continue to focus on building and maintaining a strong foundation for the Company, highlighted by ensuring a culture of accountability and core values are in place, supported by internal processes, systems and controls.
We are also continuing to update and strengthen our governance foundation. We have annual director elections, one-share-one vote, an experienced and diverse board, a mandatory board retirement age, pay-for-performance compensation, superb internal and external pay parity and best-in-class stockholding requirements. We received 98% support for our 2017 pay referendum, “say on pay.” In 2017, we also removed our super-majority vote provision to amend our Bylaws and provided for majority voting to elect our directors.
We also work hard at being a good steward of our environment, a good member of our community, and a good employer to our over 4,400 employees. We make no political contributions and channel our community and charitable activities through our Exterran Cares™ program. We place heavy emphasis on creating opportunities for our people through our recruiting, training and benefits programs. And we prioritize global safety standards through our Goal Zero™ initiative.  The nature of our business also enables us to assist our customers in becoming more energy efficient. And our Board, via its committees, oversees our environmental and social risks and opportunities.
We reached out to many of you during the year and continue to expand our engagement efforts. We believe we can learn a lot from people who have placed their faith in us through their investments. You will find in this proxy information on how to contact us throughout the year as well as information about what is up for a vote, how to vote and how to join us at our annual meeting.
On behalf of the entire Board of Directors and our employees, thank you for your continued support and investment in Exterran Corporation.

Sincerely,

Mark R. Sotir
Executive Chairman of the Board
March 16, 2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Place:

Thursday, April 26, 2018, jointly at 8:30 a.m. Central Daylight time at King & Spalding LLP, 1100 Louisiana Street, Suite 4000, Houston, Texas, USA and at 5:30 p.m. Gulf Standard Time at King & Spalding LLP, Al Fattan Currency House, Tower 2, Level 24, Dubai International Financial Centre, Dubai, UAE. We are holding a live annual meeting simultaneously in two locations by tele-video conferencing in order to allow our international stockholders to attend in person. The meeting is being held for the following purposes:

Items of Business:

•	to elect seven directors to serve for a term expiring at the next annual meeting of stockholders;

•	to conduct an advisory vote to approve the compensation of Exterran Corporation’s named executive officers;

•	to ratify the appointment of Deloitte & Touche LLP as Exterran Corporation’s independent registered public accounting firm for fiscal year 2018;

•
to approve an amendment to Exterran Corporation’s Amended and Restated Certificate of Incorporation to eliminate the super-majority vote required for stockholders to amend the Company’s Amended and Restated Bylaws; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:

The record date for the determination of stockholders entitled to vote at our 2018 Annual Meeting of Stockholders or any adjournments or postponements thereof is the close of business on February 28, 2018.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote by the Internet, telephone or mail.

By Order of the Board of Directors,

Valerie L. Banner
Vice President, General Counsel and Corporate Secretary
Exterran Corporation
Houston, Texas
March 16, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2018
We are making our Proxy Statement and Annual Report available to our stockholders electronically via the Internet. We will mail most of our stockholders a Notice on or about March 16, 2018, containing instructions on how to access this Proxy Statement and our Annual Report over the Internet and Vote by Internet or telephone. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. Stockholders may access the proxy materials at www.exterran.com or www.proxyvote.com or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

TABLE OF CONTENTS
PROXY SUMMARY	1
BOARD OF DIRECTORS	5
PROPOSAL 1 - ELECTION OF DIRECTORS	5
Director Nominee Qualifications	6
Our 2018 Director Nominees	7
CORPORATE GOVERNANCE AT EXTERRAN	11
Exterran’s Board of Directors	11
Our Board Structure	11
Our Board’s Governance Roles	15
Communication with our Board	17
NON-EMPLOYEE DIRECTOR COMPENSATION	18
Cash-Based Compensation	18
Equity-Based Compensation	18
Other Benefits	18
Stock Ownership Guidelines	19
2017 Director Compensation Table	19
REPORT OF THE COMPENSATION COMMITTEE	20
COMPENSATION DISCUSSION AND ANALYSIS	21
CD&A Table of Contents	21
CD&A Highlights	22
What We Pay and Why	26
Compensation Policies and Practices	36
Executive Compensation Tables	38
CEO PAY RATIO	47
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	48
COMPENSATION RELATED PROPOSAL	49
PROPOSAL 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	49
AUDIT MATTERS	50
PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50
Independent Registered Public Accountants	50
Audit Committee Report	52
CHARTER AMENDMENT PROPOSAL	53
PROPOSAL 4 - APPROVAL OF AMENDEMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPER-MAJORITY VOTE REQUIRED FOR STOCKHOLDERS TO AMEND BYLAWS	53
EXECUTIVE OFFICERS	54
EXTERRAN SHARE OWNERSHIP	55
Security Ownership of Certain Beneficial Owners	55
Security Ownership of Management	56
Section 16(a) Beneficial Ownership Reporting Compliance	56
ADDITIONAL INFORMATION	57
2019 Annual Meeting of Stockholders	57
FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND VOTING	58
APPENDIX A	61

PROXY SUMMARY

The following is a summary of certain key information in our Proxy Statement. For complete information, please review this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017. In this Proxy Statement, we refer to Exterran Corporation as “Exterran,” the “Company,” “we” or “us.”

2018 Annual Meeting Information

Date:	Thursday, April 26, 2018
Time:	Jointly by tele-video conferencing at 8:30 a.m. Central Daylight Time and 5:30 p.m. Gulf Standard Time, respectively
Place:	King & Spalding LLP, 1100 Louisiana Street, Suite 4000, Houston, Texas, USA and Al Fattan Currency House, Tower 2, Level 24, Dubai International Financial Centre, Dubai, UAE
Record Date:	February 28, 2018

For additional information about the 2018 Annual Meeting of Stockholders see Frequently Asked Questions About the Meeting and Voting beginning on page 58.

Voting Matters and Board Recommendations

Proposals		Board Recommendation	Page
Proposal 1	Election of Directors	FOR each Director Nominee	5
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	49
Proposal 3	Ratification of Independent Registered Public Accounting Firm	FOR	50
Proposal 4	Approval of Amendment to Amended and Restated Certificate of Incorporation to Eliminate Super-Majority Vote Required for Stockholders to Amend Bylaws	FOR	53

You may vote in the following ways:

Using the Internet at http://www.proxyvote.com	Calling 1-800-690-6903 if in the United States and Canada	Mailing your signed and dated proxy card or voting instruction form	Attending the Annual Meeting

For telephone and Internet voting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form that accompanied your proxy materials. Internet and telephone voting is available through 11:59 p.m. Eastern Daylight Time on April 25, 2018 for all shares.

2018 PROXY STATEMENT 1

Our Business

Exterran is a global systems and process company offering natural gas processing and treating, compression and production products and services, and produced water treatment solutions in the oil, gas, water and power markets. Formed in late 2015 through a spin-off from Archrock, Inc., the creation of stockholder value is the foundation of our strategy. We strive to achieve this by delivering strong financial results through commercial and operational excellence, in part by leveraging our global resources and technical capabilities across our three global methods of going to market: Contract Operations, Product Sales and Aftermarket Services.

Our Board of Directors

The Exterran Board of Directors (the “Board”) includes a diverse group of leaders in their respective fields. We believe their varied backgrounds, skills and experiences contribute to a balanced and diversified Board that is able to provide effective oversight of our Company and our senior executive team. Our Board members’ skills and expertise include:

•	executive leadership experience

•	financial expertise

•	governance and board service

•	industry experience

•	strategic planning

•	risk management

•	international business experience

•	community involvement

The following chart sets forth information with respect to our seven nominees standing for election. Mr. Stewart is not standing for reelection at the Annual Meeting. The size of our Board will be reduced to seven members immediately following the Annual Meeting.

Name	Age	Independent	Director Since	Primary Occupation	Committee Memberships
William M. Goodyear (Lead Independent Director)	69	Yes	2015	Retired Executive Chairman and Chief Executive Officer of Navigant Consulting, Inc.	Audit (Chair) Compensation
James C. Gouin	58	Yes	2015	President and Chief Executive Officer of Tower International, Inc.	Audit Compensation
John P. Ryan	66	Yes	2015	Retired President and Chief Executive Officer of Dresser, Inc.	Audit Compensation (Chair) Nominating and Corporate Governance
Christopher T. Seaver	69	Yes	2015	Retired Chairman and Chief Executive Officer of Hydril Company	Audit Compensation Nominating and Corporate Governance (Chair)
Mark R. Sotir Executive Chairman	54	No	2015	Executive Chairman and Director; Co-President, Equity Group Investments
Andrew J. Way	46	No	2015	President, Chief Executive Officer and Director
Ieda Gomes Yell	61	Yes	2015	Retired Managing Director, Energix Strategy Ltd.	Nominating and Corporate Governance

2 EXTERRAN CORPORATION

Corporate Governance Highlights

The Board is committed to sound and effective corporate governance practices and continually reviews best practices and views of our stockholders on various issues. Following is a summary of our key governance policies and practices:

Changes Since 2017 Annual Meeting	●
Following our Board’s amendment of our Amended and Restated Bylaws (“Bylaws”) to eliminate the super-majority vote required for stockholders to amend our Bylaws, we have included Proposal 4 in this proxy to make the same change in our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”)

	●	After review of best practices and discussions with stockholders, we amended our Bylaws to provide for majority voting in uncontested elections of directors
	●	We implemented a prohibition on pledging Company stock
	●	We increased the stockholder ownership guidelines for our Chief Executive Officer (“CEO”)
	●	We expanded our stockholder engagement process

Corporate Governance Best Practices		We provide for:
	●	Annual election of directors
	●	Majority voting for directors
	●	Resignation policy for directors who do not receive majority vote
	●	Regular executive sessions of independent directors
	●	Lead Independent Director
	●	Mandatory director retirement policy
	●	Robust director and executive stock ownership guidelines
	●	Robust Code of Conduct
	●	No poison pill
	●	No political contributions

Lead Independent Director Responsibilities	●	Presides at executive sessions of the independent directors
	●	Calls meetings of the independent directors
	●	Serves as liaison between the Chairman and the independent directors
	●	Meets regularly with the Company’s finance, compliance and internal audit management and independent advisers
	●	Briefs CEO on issues arising from executive sessions of independent directors

Sustainability and Corporate Social Responsibility

On an ongoing basis, we analyze material economic, environmental and social issues that impact our ability to create value for all of our stakeholders, including our stockholders, customers, employees and communities. We believe that Exterran can only be as successful as the communities we serve, and are committed to operating our business in a socially and environmentally responsible way. In 2017, we formed Exterran Cares™ to manage our contributions and volunteer programs. Through Exterran Cares™, in 2017 our Company and our employees contributed to numerous charitable and community initiatives, and our employees volunteered in numerous community service projects and activities, including providing volunteer and financial support to our employees and neighbors affected by Hurricane Harvey and the Mexico City earthquake. Our Company is committed to providing continued support to our global employees and communities.

We are also committed to the health and safety of our employees, contractors, visitors and community residents. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, work procedures and other preventative safety and health programs. In 2017, we enhanced our process safety programs, such as near-miss reporting, risk assessment and others. Through our Goal Zero™ initiative, we implemented one global set of safety standards and operationalized our core values. We are committed to pursuing a zero-incident safety culture by continuously working toward mitigating risk and eliminating incidents that may bring harm to our employees, contractors, the public and the environment.

2018 PROXY STATEMENT 3

Stockholder Engagement and Investor Outreach

Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events and group and one-on-one meetings throughout the year. We extended this process in 2017, and engaged with governance representatives of certain of our stockholders regarding corporate governance topics of mutual interest. We plan to further expand our engagement with our stockholders in 2018. We believe that perspectives provided by our stockholders provides valuable information to be considered in our decision making process.

2017 Business Highlights

The Company performed extremely well in 2017, both in terms of the financial results and in building the type of company we aspire to be to benefit all of our stakeholders. While the significant measure of our success is our financial results, we equally strive for commercial and operational excellence, knowing that those foundational elements will insure strong financial results in the future. In additional to our strong financial results, we took significant steps to ensure financial strength and a sound capital structure to prepare Exterran for global growth in new and existing markets, and continued to build commercial momentum as the industry recovery began and our commercial strategy took hold. See “CD&A Highlights - Our 2017 Business Results” on page 22 for additional information.

Executive Compensation Highlights

Exterran’s executive compensation programs are based on a philosophy of “pay for performance.” Our annual cash-based incentive plan incentivizes and rewards the achievement of financial and operational metrics that are deemed by the Compensation Committee to be consistent with the overall goals and strategic direction that the Board has approved for the Company. Our long-term equity-based incentive plan further aligns the interests of our executives and our stockholders by tying the value of equity awards granted to our stock price performance and the achievement of objectives that result in enhanced Company performance over time. By incentivizing our executives to achieve important financial and operational objectives and create long-term stockholder value, these programs play a key role in creating value for the benefit of our stakeholders, including our stockholders, customers, employees and the communities where we operate. Our executive compensation philosophy is guided by the following principles:

•
Goal-oriented pay for performance. Individual annual cash-based and equity-based awards should be closely tied to the performance of the Company as a whole and reflect the individual performance of our executive officers.

•
Align compensation with stockholder interests. By providing a portion of each executive officer’s direct compensation in the form of equity-based incentives and requiring direct ownership by executives of Company stock, the interests of our executives and the Company’s stockholders are aligned.

•
Competitive compensation. Executive pay programs play a significant role in attracting, motivating and retaining our executives and future leaders, and should be in line with compensation of similar executive positions at peer companies.

For additional information on our executive compensation programs and policies and 2017 executive compensation, see “Compensation Discussion and Analysis” beginning on page 21.

4 EXTERRAN CORPORATION

BOARD OF DIRECTORS

PROPOSAL 1 - Election of Directors

Our Board of Directors has nominated for election as Directors at the Annual Meeting the seven nominees named below. Each nominee currently serves as a director of the Company and was elected by our stockholders at our 2017 annual meeting. Each nominee elected will serve until the 2019 Annual Meeting of Stockholders or until his or her successor has been elected and qualified or until his or her death, resignation or removal.

Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected. If for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by stockholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board.

Your Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

A majority of the votes cast at the Annual Meeting is required to elect each director nominee. Our Bylaws and Corporate Governance Principles require that any nominee who receives a greater number of “against” votes than “for” votes must submit his or her resignation for consideration by our Board. Abstentions and broker non-votes are not considered to be cast, so they will not have any effect on the election of directors.

2018 PROXY STATEMENT 5

Director Nominee Qualifications

Each nominee brings a strong and unique background and set of skills to our Board, giving the Board as a whole a diverse group of leaders with competence and experience in a wide variety of areas, including executive leadership, financial expertise, governance and board service, risk management, strategic planning, industry and international experience, and community involvement.

Key Skills and Qualifications	Importance
Executive Leadership
Directors who hold or have held significant leadership positions provide the Company with unique insights. These people generally possess extraordinary leadership qualities as well as the ability to identify and develop those qualities in others. Their experiences developing talent and solving problems in large, complex organizations prepare them well for the responsibilities of Board service.

Financial Expertise
Accurate financial reporting and robust auditing are critical to our success. Four of our directors qualify as audit committee financial experts, and all of our directors are literate in finance and financial reporting processes.

Governance & Board Service
As a publicly traded energy Company, we are regulated by the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”) and other governmental entities. As such, we seek directors with experience with publicly traded companies to provide insight and understanding of requirements and strategies in these areas.

Risk Management
Managing risk in a rapidly changing environment is critical to our success. Directors should have a sound understanding of the most significant risks facing the Company and the experience and leadership to provide effective oversight of risk management processes.

Strategic Planning	Experience in driving the strategic direction and growth provides the Company with needed oversight and guidance in the design and implementation of our strategic growth plan.
Industry Experience
Due to the complexity and volatility of our business, we believe it is important to have directors with experience in the energy industry or energy operations to enable the Board to provide effective oversight of our business and operations.

International Experience	With our global growth, directors having a global business awareness provide needed cultural and diverse experiences and competencies.
Community Involvement
Directors who are involved in community or charitable organizations understand the interests and needs of our customers and communities, and provide effective oversight of our social responsibilities to all our stakeholders.

Our Board is comprised of directors who have these skills and competencies as noted in the chart below:

6 EXTERRAN CORPORATION

Our 2018 Director Nominees

The following pages contain information regarding each of the nominees for director including business experience and qualifications. Mr. Stewart is not standing for reelection at the Annual Meeting and our Board has reduced the size of the full board from eight to seven directors effective immediately following the Annual Meeting.

WILLIAM M. GOODYEAR	Exterran Board Committees • Audit (Chair) • Compensation
Age 69 Director Since October 2015
Lead Independent Director	Other Public Boards • Enova International, Inc.

Professional Experience	Skills and Qualifications
Mr. Goodyear served as Executive Chairman of the board of directors of Navigant Consulting, Inc., a specialized global consulting firm, from May 2000 to June 2014 and as its Chief Executive Officer from May 2000 to February 2012. Prior to December 1999, Mr. Goodyear served as Chairman and Chief Executive Officer of Bank of America Illinois and President of Bank of America’s Global Private Bank. Between 1972 and 1999, Mr. Goodyear held a variety of positions with Continental Bank (subsequently Bank of America), specializing in corporate finance, corporate lending, trading and distribution. During his tenure with Continental Bank, Mr. Goodyear managed the bank’s European and Asian Operations and served as Vice Chairman of Continental Bank’s board of directors prior to its 1994 merger with Bank of America. Mr. Goodyear is a member of the board of trustees of the University of Notre Dame and the Museum of Science and Industry-Chicago, and serves as Chairman of the Rush University Medical Center. Mr. Goodyear received a B.B.A. from the University of Notre Dame and a M.B.A. from the Amos Tuck School of Business at Dartmouth College.
• Executive Leadership • Financial Expertise • Governance & Board Service • Risk Management • Strategic Planning • International Experience • Community Involvement

JAMES C. GOUIN	Exterran Board Committees • Audit • Compensation
Age 58 Director Since November 2015
Independent	Other Public Boards • Tower International, Inc.

Professional Experience	Skills and Qualifications
Mr. Gouin was appointed President of Tower International, Inc. (“Tower”), a global manufacturer of engineered automotive products, in September 2016 and became Chief Executive Officer and a member of Tower’s board of directors in January 2017. Mr. Gouin joined Tower in November 2007 as Executive Vice President and Chief Financial Officer. Prior to joining Tower, Mr. Gouin served in 2007 as a senior managing director of the corporate financial practice of FTI Consulting, Inc., a business advisory firm. Prior to joining FTI, Mr. Gouin spent 28 years at Ford Motor Company in a variety of senior positions, including as Vice President, Finance and Global Corporate Controller from 2003 to 2006 and as Vice President of Finance, Strategy and Business Development of Ford Motor Company’s International Operations from 2006 to 2007. Mr. Gouin also served on the board of directors of Azure Dynamics Corp. from January 2009 until May 2012. Azure Dynamics filed for bankruptcy protection in April 2012. Mr. Gouin also served on the Board of Trustees of the University of Detroit Mercy until October 2017, and currently serves as Chairman of the Board of Directors of Vista Maria, a non-profit corporation. Mr. Gouin received a B.B.A. from the Detroit Institute of Technology and a M.B.A. from the University of Detroit Mercy.
• Executive Leadership • Financial Expertise • Governance & Board Service • Risk Management • Strategic Planning • International Experience • Community Involvement

2018 PROXY STATEMENT 7

JOHN P. RYAN	Exterran Board Committees • Audit • Compensation (Chair)
Age 66 Director Since October 2015
Independent	• Nominating and Corporate Governance

Professional Experience	Skills and Qualifications
Mr. Ryan previously served as President and Chief Executive Officer of Dresser, Inc., a global provider of flow control products, measurement systems and other infrastructure technologies to the oil and gas and power generation industries, from May 2007 until February 2011. Mr. Ryan was President and Chief Operating Officer of Dresser, Inc. from December 2004 to June 2007. From 1987 to 2004, Mr. Ryan was employed by Dresser Wayne where he served as President from 1996 to 2004 and as Vice President from 1991 to 1996. He previously served on the board of directors of each of FlexEnergy, LLC, a provider of oil field turbine generators and environmental solutions for power generation, landfill gas and digester gas applications, from January 2012 to April 2013 and Wayne Fueling Systems, Inc., a privately-held global supplier of fuel dispensers, payment terminals and other measurement and control solutions to the retail and commercial fueling industry from April 2014 to November 2016. Prior to September 2017, Mr. Ryan served as a director of Hudson Products, Inc., a company engaged in the design, manufacture and servicing of heat transfer equipment for the petroleum, chemical, gas processing and electric utility industries, and currently serves as a director of The Village of Hope, a non-profit organization. Mr. Ryan received a B.A. from Villanova University.
• Executive Leadership • Financial Expertise • Governance & Board Service • Risk Management • Strategic Planning • Industry Experience • International Experience • Community Involvement

CHRISTOPHER T. SEAVER	Exterran Board Committees • Audit • Compensation
Age 69 Director Since October 2015
Independent	• Nominating and Corporate Governance (Chair) Other Public Boards • Oil States International, Inc. • McCoy Global, Inc.

Professional Experience	Skills and Qualifications
Mr. Seaver served as Chairman of the board of directors of Hydril Company, an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing, from 2006 until his retirement in May 2007. Mr. Seaver held a series of domestic and international management positions at Hydril Company from 1985 to May 2007, including as President since 1993 and Chief Executive Officer and director since 1997. Prior to joining Hydril Company, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department with postings in Kinshasa, Republic of Congo and Bogotá, Colombia. Mr. Seaver has served as a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum Institute, and a director and Chairman of the National Ocean Industries Association. Mr. Seaver is currently on the board of trustees of two non-profit organizations. Mr. Seaver received an A.B. in Economics from Yale University and a J.D. and M.B.A. from Stanford University.
• Executive Leadership • Financial Expertise • Governance & Board Service • Risk Management • Strategic Planning • Industry Experience • International Experience • Community Involvement

8 EXTERRAN CORPORATION

MARK R. SOTIR	Exterran Board Committees
Age 54 Director Since October 2015
Executive Chairman

Professional Experience	Skills and Qualifications
Mr. Sotir has served as director and Executive Chairman of the Company since October 2015. Mr. Sotir has also served as Co-President of the Equity Group Investments division of Chai Trust Company, LLC, a private investment firm (“EGI”), since October 2015, and served as Managing Director of EGI since November 2006. While at EGI, he served as the interim president of Tribune Interactive, a division of Tribune Company, a media conglomerate, from December 2007 until April 2008. Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code in December 2008. Prior to joining EGI, Mr. Sotir was the Chief Executive Officer of Sunburst Technology Corporation, an independent distributor of educational software to public schools, from August 2003 to November 2006. Mr. Sotir serves on the board of directors of several EGI portfolio companies, including SIRVA Inc., a provider of moving and relocation services. Mr. Sotir is also involved in various charitable organizations. Mr. Sotir received a B.A. in Economics from Amherst College and an M.B.A. from Harvard Business School.
• Executive Leadership • Financial Expertise • Governance & Board Service • Risk Management • Strategic Planning • Industry Experience • International Experience • Community Involvement

ANDREW J. WAY	Exterran Board Committees
Age 46 Director Since October 2015
President and Chief Executive Officer

Professional Experience	Skills and Qualifications
Mr. Way is our President and Chief Executive Officer. He previously served as Vice President and Chief Executive Officer-Drilling and Surface Production of GE Oil & Gas, a provider of equipment and services in the oil and gas space, from 2012 through June 2015. Mr. Way joined GE Oil & Gas in October 2007 and previously served as General Manager Operations, Turbo Machinery Services from October 2007 to December 2008, as General Manager, Global Supply Chain from December 2008 to December 2010, and as Vice President and Chief Executive Officer-Turbo Machinery Services from December 2010 to June 2012. Prior to joining GE Oil & Gas, Mr. Way served as Operations Director and Managing Director-GE Equipment Services of GE Capital from 2001 to 2007 and held various positions at GE Aviation from 1996 to 2001. Mr. Way has served as an Advisory Director of the Petroleum Engineering and Services Association since August 2017, and is actively involved in various civic and charitable organizations. Mr. Way studied Mechanical Engineering and graduated from the technical leadership program with Lucas Industries in Wales, U.K.
• Executive Leadership • Financial Expertise • Governance & Board Service • Risk Management • Strategic Planning • Industry Experience • International Experience • Community Involvement

2018 PROXY STATEMENT 9

IEDA GOMES YELL	Exterran Board Committees • Nominating and Corporate Governance
Age 61 Director Since October 2015
Independent	Other Public Boards • Bureau Veritas S.A. • Saint-Gobain S.A.

Professional Experience	Skills and Qualifications
Ms. Gomes Yell served as the Managing Director of Energix Strategy Ltd., an independent oil and gas consultancy firm, until October 2017. Before forming Energix, she served in a number of positions with BP plc and its subsidiaries from 1998 to 2011, including as President of BP Brazil, Vice President of Regulatory Affairs and Vice President of Market Development for BP Solar, and Vice President of Pan American Energy. From 1995 until 1998, Ms. Gomes Yell held a number of positions with Companhia de Gás de São Paulo, or Comgás, a Brazilian natural gas distributor, including as President and Chief Executive Officer. Ms. Gomes Yell is Chairman of the corporate governance committee of InterEnergy Holdings, a private power production company; a Councillor of the Brazilian Chamber of Commerce in Great Britain, a not-for-profit organization; a founding director of WILL Latam-Women in Leadership in Latin America, a non-profit organization; a member of the advisory board of Crystol Energy, an independent consultancy and advisory firm; and a member of the advisory board of Comgás and of the Infrastructure Department of the São Paulo Federation of Industries. Ms. Gomes Yell is a senior visiting research fellow at the Oxford Institute for Energy Studies in the United Kingdom and Fundação Getúlio Vargas Energia in Brazil. Ms. Gomes Yell received her B.S. in Chemical Engineering from the University of Bahia, Brazil, a MSc. in Environmental Engineering from the Polytechnic School of Lausanne, Switzerland and a MSc. in Energy from the University of São Paulo, Brazil.
• Executive Leadership • Financial Expertise • Governance & Board Service • Risk Management • Strategic Planning • Industry Experience • International Experience • Community Involvement

10 EXTERRAN CORPORATION

CORPORATE GOVERNANCE AT EXTERRAN

Exterran’s Board of Directors

Our Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports presented at Board and Committee meetings by the Chief Executive Officer and other senior management.

Our Board Structure

Role of Lead Independent Director. Consistent with industry best practices and in accordance with the Company’s Corporate Governance Principles, the Board has a Lead Independent Director to ensure that the Company maintains a corporate governance structure with appropriate independence and balance. The Lead Independent Director is elected by the independent directors, and presides at the executive sessions of the independent directors which are held in conjunction with each regularly scheduled meeting of the Board, and any other meetings as determined by the Lead Independent Director. Mr. Goodyear presently serves as Lead Independent Director.

Separation of Executive Chairman and CEO Roles. The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Executive Chairman, and has therefore divided these roles. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management. Mr. Sotir serves as Executive Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting.

Director Independence

Board Members. A Director is considered independent if the Board affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations and related party transactions, to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, NYSE listing standards and the Company’s Corporate Governance Principles. Upon the Nominating and Corporate Governance Committee’s recommendation, and review of each Director’s relationships and related party transactions, the Board makes a determination relating to the independence of each member under SEC and NYSE rules and our Corporate Governance Principles.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the Committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; these relationships were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee, and none are required to be reported in this Proxy Statement.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following current directors are independent: Messrs. Goodyear, Gouin, Ryan, Seaver and Stewart, and Ms. Gomes Yell. Mr. Sotir is not independent because he is the Executive Chairman of the Company, and Mr. Way is not independent because he is the President and Chief Executive Officer of the Company.

2018 PROXY STATEMENT 11

Heightened Standards for Committee Members. In addition to the general independence requirements of the SEC and NYSE, all members of the Audit, Compensation and Nominating and Corporate Governance Committees must meet the heightened independence standards imposed by the SEC and NYSE applicable to members of such committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets these heightened independence standards and each member of the Compensation Committee also qualifies as in independent director for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, all of the members of our Audit Committee qualify as “audit committee financial experts” under the federal securities laws, and pursuant to our Audit Committee Charter, none of our Audit Committee members serve on the audit committee of more than two other public companies.

Our Board Committees

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Conduct, our Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at http://www.exterran.com or in print by submitting a written request to Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

Board Committee Responsibilities. The purpose and responsibilities of each committee are summarized in the table below:

Audit Committee	●	Assists the Board in fulfilling its oversight of financial risk exposures and implementation and effectiveness of the Company’s compliance programs and internal controls
	●	Reviews the Company’s policies with respect to financial risk assessment and financial risk management
	●	Monitors the integrity of the Company’s financial statements and reporting systems and internal controls over financial reporting
	●	Appoints the independent auditors and monitors their qualifications and independence
	●	Monitors the performance of the Company’s internal auditors and independent auditors
	●	Meets with and reviews reports from the Company’s internal auditors and independent registered accounting firm
	●	Oversees environmental compliance, and climate, water and digital/cyber risks
	●	Oversees the Company’s Code of Conduct and Ethics Helpline, and meets with the Chief Compliance Officer regarding compliance matters
	●	Monitors the business practices and ethical standards of the Company

Compensation Committee	●	Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s compensation programs and practices
	●	Reviews the Company’s compensation philosophy strategy
	●	Reviews the Company’s strategies and supporting processes for management succession planning, human capital and leadership development, executive retention and diversity
	●	Approves performance goals and total compensation for our President and CEO and conducts an annual review of the President and CEO’s performance
	●	Reviews and approves total compensation for the Company’s executive officers in consultation with the President and CEO
	●	Assesses and considers the independence of any adviser that provides advice to the Committee

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Nominating and Corporate Governance Committee	●	Assists the Board in fulfilling its oversight of risks that may arise in connection the Company’s governance processes and composition of the Board
	●	Develops policies and practices relating to corporate governance and reviews compliance with the Company’s Corporate Governance Principles
	●	Reviews and recommends changes as appropriate in the Company’s Corporate Governance Principles, Certificate of Incorporation, Bylaws, and other Board-adopted governance provisions
	●	Oversees director orientation and continuing education
	●	Identifies, evaluates and recommends nominees for election as directors at the annual stockholders’ meetings or for appointment between annual stockholders’ meetings
	●	Reviews the composition and diversity of the Board and its committees and oversees the evaluation of the Board
	●	Oversees the Company’s stockholder engagement efforts

Board Committee Membership. Members of each committee are recommended by the Nominating and Corporate Governance Committee, except for the members of the Nominating and Corporate Governance Committee which are recommended by the Chairman. Committee members are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. All of the current members of our committees are independent. The following reflects the membership of our current committees:

Director	Independent	Board	Audit	Compensation	Nominating and Corporate Governance
William M. Goodyear*	L	●	C	●
James C. Gouin*	●	●	●	●
John P. Ryan*	●	●	●	C	●
Christopher T. Seaver*	●	●	●	●	C
Mark R. Sotir		C
Richard R. Stewart*	●	●	●	●
Andrew J. Way		●
Ieda Gomes Yell	●	●			●
Number of 2017 Meetings	7	7	9	6	4
_____________

● Member	C Chair	L Lead Independent Director	* Financial Expert

Director Attendance

Board and Committee Meetings. We expect members of the Board to attend all Board meetings. The Board and its committees held the number of meetings listed in the table above during calendar year 2017. The Board acted by unanimous written consent three times and the Compensation Committee acted once. All directors attended, both individually and as a group, at least 75% of the meetings of the Board and Board committees on which they served during calendar year 2017.

Annual Stockholders Meeting. While we do not have a formal requirement relating to director attendance at our annual meeting of stockholders, all directors are strongly encouraged to attend. All Board members then in office attended our 2017 Annual Meeting of Stockholders.

2018 PROXY STATEMENT 13

Executive Session of the Independent Directors. The independent directors meet in executive session with the Lead Independent Director presiding (separate from management) at least four times a year. The executive sessions of the independent directors are held in conjunction with each regularly scheduled meeting of the Board, and any other meeting as determined by the Lead Independent Director. The independent directors met in executive session seven times in 2017.

Selection of Director Candidates

Our Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing the Board as appropriate through the recommendations it makes to the Board. The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, diversity, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance and accounting, executive leadership, risk management, strategic planning, industry and international expertise, and community involvement.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel, to attend meetings of the Board and its committees, and be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or inadvisable. Director candidates should also satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, rules and regulations of the NYSE and SEC, our Certificate of Incorporation, our Bylaws and our Corporate Governance Principles.

The Nominating and Corporate Governance Committee will consider candidates identified by current directors, management, third-party search firms engaged by the Committee, and stockholders. Stockholders who wish to recommend a candidate to the Nominating and Corporate Governance Committee or submit nominees for election at an annual or special meeting should follow the procedures described on page 57.

Diversity Policy for Director Candidates. The Nominating and Corporate Governance Committee considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, gender, race, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors considered as a group, should provide a significant composite mix of experience, knowledge, diversity and abilities that will allow the Board to fulfill its responsibilities.

Director Retirement Policy and Term Limits

To facilitate proactive Board succession planning and self-renewal, our Corporate Governance Principles provide that a person may not be nominated for election or re-election to the Board once he or she has reached the age of 75.

Director Orientation and Continuing Education

Upon joining the Board, as part of our onboarding process, new directors participate in a detailed orientation program that introduces them to the Company, including our business operations, strategies, key members of management and corporate governance. Continuing education is provided for all directors through board materials and presentations on industry and corporate governance developments affecting the Company as well as critical strategic issues facing the Company. To enhance the Board’s understanding of some of the unique issues affecting our business, directors are invited to visit our operating locations, where they tour the facilities and interact directly with the personnel responsible for our day-to-day operations. Directors also participate in the National Association of Corporate Directors (NACD) of which the Company is a member, and are encouraged to attend third-party director education programs.

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Board Access to Senior Management, Independent Accountants and External Advisors

Directors have complete access to our independent accounting firm, senior management and other employees. They also have direct access to external counsel, advisors and experts of their choice with respect to any issues relating to the Board’s discharge of its duties.

Our Board’s Governance Roles

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including financial, operational, strategic, environmental, health and safety, and social risks and concerns. The Board’s involvement in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is also important to the determination of the types and appropriate levels of risk we undertake.

The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities within their respective areas of responsibility. Our Audit Committee has the primary responsibility for overseeing risk management, including the management of financial risks and internal controls, corporate and regulatory compliance (including compliance with anti-bribery laws), environmental compliance, significant legal matters, insurance programs, market and credit risks, climate and water-related risks, and digital/cyber risks. The Audit Committee also oversees compliance with our Code of Conduct, and receives quarterly reports from our Internal Audit Vice President and our Chief Compliance Officer. The Compensation Committee considers and manages risks relating to our compensation programs and practices, leadership development, executive retention and succession planning. The Nominating and Corporate Governance Committee considers and manages risks relating to the composition of the Board and the Company’s corporate governance and regulatory policies, including engagement with our stockholders. Each of these committees receives regular reports from management which assists it in its oversight of risk in its respective area of responsibility.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

How our Board and Committees Evaluate their Performance

Each year, the Board and each of its committees conduct an evaluation of their respective performance and effectiveness. This process is overseen by the Nominating and Corporate Governance Committee and is reviewed annually to determine whether it is well designed to maximize its effectiveness and to ensure that all appropriate feedback is being sought and obtained by the Nominating and Corporate Governance Committee. As part of this process, a comprehensive questionnaire is circulated to all members of the Board which asks the directors to assign ratings and comment on a wide range of issues relating to Board effectiveness, including Board and Committee structure and composition; Board and Committee succession planning; meeting structure, process and agendas; the Board evaluation process; management support and Board and management interface issues; and Board effectiveness. The collective ratings and comments are then compiled (on an anonymous basis), summarized and presented to the Nominating and Corporate Governance Committee and the full Board for discussion.

Our Commitment to Stockholder Engagement

Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences, other formal events, and group and one-on-one meetings. In early 2017, we extended our engagement process to governance representatives of certain of our stockholders to discuss corporate governance topics of mutual interest. We plan to further expand our engagement with our stockholders in 2018, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision making process.

2018 PROXY STATEMENT 15

After considering feedback received from investors, we:

•
Adopted Majority Voting for Amendments to our Bylaws. In April 2017, our Board amended our Bylaws to eliminate the super-majority voting requirement for stockholder amendments to the Bylaws that was in place when we became a public company and to instead allow stockholders to amend the Bylaws by a majority vote of the outstanding voting power, subject to the elimination of the super-majority voting requirement in our Certificate of Incorporation. We are asking our stockholders to approve an amendment to our Certificate of Incorporation to eliminate the super-majority voting requirement. See Proposal 4 for additional information.

•	Adopted Majority Voting for Uncontested Director Elections. In January 2018, our Board amended our Bylaws to provide for the election of directors by a majority vote in uncontested elections.

•
Adopted Anti-Pledging Policy. While we have always prohibited our executives and directors from engaging in derivative or speculative transactions involving Company stock, in February 2017, our Board extended this policy to also prohibit our executives and directors from pledging Company stock.

•	Increased CEO Stock Ownership Guidelines. In October 2017, our Board increased our CEO’s stock ownership requirement to six times his base salary.

Our 2017 Advisory Say-On-Pay Vote

The Company conducts an annual advisory vote on executive compensation. While this vote is not binding, the Compensation Committee believes that an annual Say-on-Pay advisory vote offers stockholders the opportunity to express their views regarding the Company’s executive compensation programs and the Committee’s decisions on executive compensation. At our 2017 Annual Meeting of Stockholders, approximately 98% of the votes cast with respect to our Say-on-Pay proposal were voted in favor of the Company’s named executive officers’ compensation. Given this high level of support for the Company’s executive compensation programs, the Committee believes that the Company’s stockholders are supportive of our current executive compensation pay practices.

Corporate Governance Documents and Code of Conduct

Our Corporate Governance Principles, Code of Conduct, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In 2017, the Board adopted our enhanced Code of Conduct which establishes our standards of ethical conduct. Our Code of Conduct is applicable to our Board, officers, employees and contractors, and a copy is provided to every employee and to our contractors in local languages. Our Code of Conduct reflects our beliefs, including our beliefs in fundamental human rights, protecting the rights of minority groups and women, and a fair wage for our employees. During 2017 we provided live training to over 98% of our employees on our Code of Conduct. We also enhanced our global Ethics Helpline in 2017. Our Ethics Helpline, administered by a third-party, is available in several languages and is monitored daily by our compliance department. Reports are provided to our senior management and the Board on a regular basis. Additionally, we have ongoing training programs for our management and employees on ethics, anti-corruption, anti-bribery, human rights, work-place harassment, and other risks associated with our business and operations. All of our governance documents are available at http://www.exterran.com and in print to any stockholder who requests a copy from the Company’s Corporate Secretary.

Corporate Social Responsibility and Sustainability

On an ongoing basis, we analyze potentially material economic, environmental, health and safety, and social issues that could impact our ability to create value for our stakeholders. We engage in communications with key stakeholders, as our stakeholders’ input helps us guide our focus in these important areas.

We believe that Exterran can only be as successful as the communities we serve, and are committed to operating our business in a socially and environmentally responsible way. Our commitment to social responsibility is reflected in various Company initiatives, including our community contributions and outreach efforts. In 2017, we formed Exterran Cares™ to manage our contributions and volunteer efforts. Through Exterran Cares™, in 2017 our Company and our employees contributed to numerous charitable and community initiatives, and our employees volunteered in numerous community service projects and activities, including volunteer and financial assistance and support to our employees

16 EXTERRAN CORPORATION

and neighbors affected by Hurricane Harvey and the Mexico City earthquake. Our company is committed to providing continued support to our global employees and communities.

We are also committed to the health and safety of our employees, contractors, visitors and community residents. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, work procedures and other preventative safety and health programs. In 2017, we enhanced our process safety programs, such as near-miss reporting, risk assessment and others. Through our Goal Zero™ initiative, we implemented one global set of safety standards and operationalized our core values. We are committed to pursuing a zero-incident safety culture by continuously working toward mitigating risk and eliminating incidents that may bring harm to our employees, contractors, the public and the environment. In order to achieve our corporate and operational safety goals, we expect that:

•	all employees, contractors and visitors are obligated to stop work they consider to be unsafe;

•	all employees and contractors must be committed to safety and compliance;

•	all employees and contractors have the responsibility to report potential safety risks, incidents and near misses;

•	all employees and contractors must consider the protection of human health and safety and the environment a priority; and

•	all employees and contractors must comply with all applicable laws, regulations, permits, policies and procedures, including those related to health, safety and the environment.

Communication with our Board

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our Ethics Helpline (administered by a third-party) at 1-800-281-5439 (United States) or 1-832-554-4859 (outside of the United States).

Relevant communications are distributed to the Board, or to any individual committee, director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

2018 PROXY STATEMENT 17

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board for approval. The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee periodically reviews non-employee director compensation with the advice of its independent compensation consultant and makes recommendations to the Board for any changes it considers appropriate. In making such recommendations, the Compensation Committee considers the type and amount of compensation paid to non-employee directors by comparable companies and time required for directors to fulfill their duties to the Company, as well as the backgrounds and expertise required by the Company of members of the Board. As Executive Chairman of the Board, Mr. Sotir is an officer, but not an employee, of the Company. Mr. Way, who is both a director and our President and Chief Executive Officer, does not receive additional compensation for his service on the Board.

In February 2016, in light of market conditions, the Compensation Committee determined to reduce the annual equity grants and retainers payable to our non-employee directors in respect of their service as members of the Board in 2016. The Compensation Committee for similar reasons determined to maintain these reduced equity grants and retainers for 2017. In February 2018, the Compensation Committee determined to reinstate the annual equity grants and retainers to non-employee directors to pre-2016 levels.

Cash-Based Compensation

Annual Cash Retainer and Meeting Fees. In 2017, each of our non-employee directors received an annual retainer equal to $45,000 as well as a payment of $1,500 for each meeting attended. Due to the significant time required by the Executive Chairman to fulfill his responsibilities as a result of the Company’s decision to divide the roles of Executive Chairman and CEO, our Executive Chairman received an additional annual retainer of $180,000. The Lead Independent Director received an additional annual retainer of $22,500. The chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received additional annual retainers of $13,500, $13,500 and $9,000, respectively. All retainers were paid in equal quarterly installments.

Equity-Based Compensation

All non-employee directors also receive an annual grant of common stock. In March 2017, the Compensation Committee approved an annual grant of fully-vested common stock to non-employee directors valued at approximately $112,500 on the date of grant in respect of their service in 2017. The number of shares awarded was based on the market closing price of our common stock on the applicable grant date.

Deferral Plan. We also maintain the Directors’ Amended and Restated Stock and Deferral Plan (the “Directors’ Plan”), pursuant to which directors may elect to receive all or a portion of their retainer and meeting fees in stock and to defer their receipt of such stock by receiving phantom units that become payable in shares of our common stock on the deferral date. During 2017, Mr. Ryan and Ms. Gomes Yell elected to defer their compensation pursuant to the Directors’ Plan.

Other Benefits

The Company reimburses non-employee directors for their out-of-pocket expenses in attending Board and committee meetings and director education programs. Our directors do not receive tax gross ups on any benefits they receive.

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Stock Ownership Guidelines

The Board believes the alignment of directors’ interests with those of our stockholders is strengthened when Board members are also stockholders. This view is reflected in the compensation arrangements for non-employee directors, which provide for the payment of a substantial majority of the compensation of non-employee directors in shares of Exterran common stock. The Board also has adopted guidelines that require each director to own an amount of our common stock equal to at least five times the annual cash retainer amount (which at December 31, 2017 equals $225,000 of our common stock) within three years of his or her election to the Board. Both directly-owned shares and unvested restricted stock count toward satisfaction of this policy. We measure the stock ownership of our directors annually as of October 31. All of our directors were elected to the Board in late 2015, and therefore have until late 2018 to meet this ownership requirement.

2017 Director Compensation Table

The following table shows the total compensation earned by each non-employee director for their service during 2017:

Name	Fees Earned or Paid in Cash (1)	Fees Earned or Paid in Stock (1)(3)	Stock Grants(2)(3)	Total
William M. Goodyear(4)	$—	$109,500	$112,500	$222,000
James C. Gouin	$72,000	$—	$112,500	$184,500
John P. Ryan(4)	$—	$93,000	$112,500	$205,500
Christopher T. Seaver(4)	$—	$90,000	$112,500	$202,500
Mark R. Sotir(4)	$148,125	$87,375	$112,500	$348,000
Richard R. Stewart	$67,500	$—	$112,500	$180,000
Ieda Gomes Yell(4)	$—	$60,000	$112,500	$172,500

(1)
Messrs. Goodyear, Ryan and Seaver, and Ms. Gomes Yell received their retainer and meeting fees in the form of our common stock for the period January 1 through December 31, 2017. Mr. Sotir received one-half of his retainer and meeting fees in the form of common stock and one-half in the form of cash for the period of April 1, 2017 through December 31, 2017.

(2)	Annual grant of fully-vested common stock to non-employee directors valued at approximately $112,500 on the date of grant in respect of 2017 service.

(3)
Represents the grant date fair value of our common stock, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”). For further discussion on the fair value of our common stock, see Note 19 to the consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(4)
Following the completion on January 4, 2017 of the Company’s restatement of its 2016 financial statements (“Restatement”), the Company made a grant on January 6, 2017 of common stock under the Amended and Restated Directors’ Stock and Deferral Plan representing payment of retainer and meeting fees paid in stock for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. Messrs. Goodyear, Ryan, Seaver and Sotir were each paid in stock valued at $102,750, $59,250, $85,500 and $66,750 respectively, and Ms. Gomes Yell was paid in stock valued at $63,750.

2018 PROXY STATEMENT 19

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors

John P. Ryan, Chair
William M. Goodyear
James C. Gouin
Christopher T. Seaver
Richard R. Stewart

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, practices and programs, and compensation decisions made under those programs for our named executive officers (“NEOs”) for fiscal year 2017, who are listed below.

Name	Title
Andrew J. Way	President and Chief Executive Officer
David A. Barta	Senior Vice President and Chief Financial Officer
Girish K. Saligram	Senior Vice President Global Services
Roger George	Senior Vice President Global Engineering and Product Lines
Christopher T. Werner*	Former Senior Vice President Global Operations
*Mr. Werner’s employment terminated effective March 10, 2017.

This CD&A should be read together with the compensation tables and related disclosures under “Executive Compensation Tables” beginning on page 38.

CD&A Table of Contents

2018 PROXY STATEMENT 21

CD&A Highlights

Business Overview and Strategies

Exterran is a global systems and process company offering natural gas, process and treating, compression and production products and services, and produced water solutions in the oil, gas, water and power markets. Formed in 2015, the creation of stockholder value is the foundation of our strategy. We strive to achieve this by delivering strong financial results through commercial and operational excellence, in part by leveraging our global resources and technical capabilities across our three global methods of going to market: Contract Operations, Product Sales and Aftermarket Services.

Our primary strategic focus involves the growth of our business through expanding our product and services offerings by leveraging our portfolio of products and services. We intend to infuse technology and innovation into our existing midstream products and services while developing new product and service offerings in water treatment and power generation. Additionally, our strategic focus includes targeting redevelopment opportunities in the U.S. energy market and expansions into new international markets benefiting from the global energy infrastructure build-out. We plan to supplement our organic growth with select acquisitions, partnerships and other commercial arrangements in key markets to further enhance our geographic reach, product offerings and other capabilities.

As part of our strategy, we intend to continue to capitalize on our competitive strengths to meet our customers’ needs through the following:

•
Expand our customer base and deepen relationships with existing customers. We believe the unique, broad range of services we offer, the quality of our products and services and our diverse geographic footprint position us to attract new customers and cross-sell our products and services to existing customers. In addition, we have significant experience and a long history of providing our products and services to our customers which, coupled with the technical expertise of our experienced personnel, enables us to understand and meet our customers’ needs, particularly as those needs develop and change over time. We intend to continue to devote significant business development resources to market our products and services, leverage existing relationships and expedite our growth potential. Additionally, we seek to evolve our products and services offerings by developing new technologies that will allow us to provide solutions to the critical midstream infrastructure needs of our customers.

•
Enhance our safety performance. We believe our safety performance and reputation help us to attract and retain customers and employees. We have adopted rigorous processes and procedures to facilitate our compliance with safety regulations and policies. We work diligently to meet or exceed applicable safety regulations, and intend to continue to focus on our safety monitoring function as our business grows and operating conditions change.

•
Continue to optimize our global platform, products and services and enhance our profitability. We regularly review and evaluate the quality of our operations, products and services and portfolio of our product and service offerings. This process includes assessing the quality of our performance and potential opportunities to create value for our customers. We believe the development and introduction of new technology into our existing products and services will create more value for us in the market place, which we believe will further differentiate us from our competitors. Additionally, we believe our ongoing focus on improving the quality of our operations, products and services results in greater satisfaction among our customers, which we believe results in greater profitability and value for our stockholders.

Our 2017 Business Results

The Company performed extremely well in 2017, both in terms of the financial results and in building the type of company we aspire to be to benefit all of our stakeholders. While the significant measure of our success is our financial results, we equally strive for commercial and operational excellence, knowing that these foundational elements will ensure strong financial results in the future.

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2017 Financial Results. During a year of market recovery, we reported strong results with 2017 exceeding our 2016 performance, and we took significant steps to ensure financial strength and a sound capital structure to prepare Exterran for global growth in new and existing markets. Our 2017 financial highlights include:

•	2017 revenue increased to $1.2 billion, a 34% increase from 2016.

•	2017 net income increased to $33.9 million from a net loss of $277.9 million in 2016.

•	EBITDA, as adjusted(1) increased 11% from 2016 levels.

•	Operating cash flow was $150 million.

•	Our Restatement was finalized and significant improvements were made in the control environment.

•	$375 million in high yield notes were issued, strengthening our capital structure and flexibility.

•	Exterran’s stock price increased 31.5%, ranking us among the top performers in oilfield services and our peer group.

Commercial Excellence. In 2017, we continued to build commercial momentum as the industry recovery began and our commercial strategy took hold. 2017 commercial highlights include:

•	Global Product Sales bookings increased to almost $890 million - more than double 2016 orders.

•	Contract Operations renewals and bookings increased to over 1.4x reported sales.

•	Global Product Sales backlog increased to $461 million at the end of the year, a 51% increase over 2016.

Operational Excellence. The business delivered strong operating performance across the regions and continued to build a strong foundation to support new growth opportunities. 2017 operational highlights include:

•	Strong performance against our safety metrics, including an increased number of Company incident free days and a reduction in recordable injuries.

•
Improved margins in our Product Sales segment through productivity, to reach gross margins of 11.6% in the fourth quarter, compared to 3.2% in the fourth quarter of 2016. For the full year, margins were 10.4% compared to 6.9% in 2016.

•	Contract Operations segment gross margin improved 110 basis points through productivity.

•	SG&A cost leverage of 290 basis points, resulting in SG&A of 14.5% of revenue.

•	Year-end working capital improved to 10.5% of sales excluding discontinued operations, from 26.7% at year-end 2016.

•	Year-end days sales outstanding improved to 71 days, down from 91 days at the end of 2016.

•	Our multi-year product and growth strategy was developed and implemented.

•	Our corporate governance was strengthened, including launching our enhanced Code of Conduct and Ethics Helpline.

•	We substantially completed the wind-down of the Belleli EPC business.

•	We built out and integrated our Hamriyah facility into our global manufacturing infrastructure.

•	We added significant management talent to augment an already strong leadership team.
_________________

(1)	EBITDA, as adjusted, is a non-GAAP financial measure. EBITDA, as adjusted, is defined, reconciled to net income (loss) and discussed further in “Appendix A.”

2018 PROXY STATEMENT 23

Our Executive Compensation Best Practices

Our compensation programs are based upon a foundation of strong governance practices and are regularly reviewed to align with best practices in the market.

	What We Do		What We Don’t Do
✓	Hold an annual Say-On Pay advisory vote	✗	No employment contracts with any of our NEOs
✓	Pay for performance	✗	No hedging or pledging of, or speculative trading in, Exterran common stock
✓	Target our CEO’s long-term compensation mix so that approximately 55% is performance-based restricted stock units rather than time-based restricted stock awards	✗	No 280G excise tax “gross-up” payments in the event of a change of control
✓	Require a “double trigger” for severance payments or equity acceleration in the event of a change of control	✗	No tax “gross ups” on any executive compensation other than relocation benefits available to all eligible employees
✓	Retain an independent external compensation consultant and review independence annually	✗	No option repricing or cash buy-outs for underwater options without stockholder approval
✓	Require our CEO to own 6 times base salary in stock and our other executives to own 3 times base salary in stock	✗	No perquisites
✓	Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met
✓	Use an appropriate peer group when making compensation decisions and review it regularly
✓	Condition grants of long-term equity on non-disclosure, non-solicitation and non-compete restrictions
✓	Mitigate undue risk-taking in compensation programs
✓	Require minimum vesting period for executive equity awards

24 EXTERRAN CORPORATION

Our Compensation Philosophy
Exterran’s executive compensation programs are based on a philosophy of “pay for performance,” the cornerstone of our compensation design. We reward individuals for performance and contributions to business success. We believe the executive pay programs described in this section and the accompanying tables have played a significant role in our ability to attract, retain and reward the highly-experienced and successful executives and employees needed to drive sustained high performance through financial and operational results. Our annual cash-based incentive plan incentivizes and rewards the achievement of operational and financial metrics that are deemed by the Compensation Committee to be consistent with the overall goals and strategic direction the Board has approved for the Company. Our long-term, equity-based incentive plan further aligns the interests of our executives and our stockholders by tying the value of equity awards granted to our stock price performance and the achievement of objectives that result in enhanced Company performance over time. By incentivizing our executives to achieve important financial and operational objectives and create long-term stockholder value, these programs play a key role in creating value for the benefit of our stakeholders, including our stockholders, customers, employees and the communities where we operate. Our compensation philosophy is guided by the following principles:

•
Goal-oriented pay for performance. Individual annual cash-based and equity-based awards should be closely tied to the performance of the Company as a whole and reflect individual performance of each executive.

•
Align compensation with stockholder interests. By providing a significant portion of each executive’s direct compensation in the form of equity-based incentives and requiring direct ownership by executives of Company stock, the interests of senior management and the Company’s stockholders are aligned.

•
Competitive compensation. Executive pay programs play a significant role in attracting, motivating and retaining our executives and future leaders, and should be in line with the compensation opportunities provided to similar executive positions at peer companies.

“At Risk” Compensation. The Compensation Committee believes a compensation program weighted towards variable, at-risk compensation insures executive officers’ goals are appropriately aligned with stockholders’ interests. 2017 target total compensation for our CEO and other NEOs is heavily allocated towards variable compensation.

2017 CEO Compensation Mix(1)	2017 Other NEOs Compensation Mix(1)(2)

(1)    Includes:

(i)	2017 base salaries, as discussed on page 29;

(ii)	Target annual incentive cash award amounts under the Company’s 2017 Short-Term Cash-Based Incentive Plan, as discussed on page 29; and

(iii)	Target grant date fair value of 2017 time-based restricted stock and performance-based restricted stock units, as discussed on page 34.
(2)    Excludes:

(i)	Mr. Werner’s compensation as Mr. Werner’s employment terminated effective March 10, 2017.

(ii)
2016 LTI awards made to Messrs. Barta, George and Saligram pursuant to the terms of their 2016 offer letters in connection with their employment, were not approved and issued until 2017 as a result of the Company’s Restatement.

2018 PROXY STATEMENT 25

The amounts actually realized by our NEOs with respect to the annual cash-based incentive awards and long-term equity-based incentive awards granted in 2017 depend, as applicable, on the level of attainment of the Company’s performance goals, individual performance and the value of our common stock when the shares vest. As a result, the actual amounts realizable at a given point in time often differ from the total target direct compensation and from the amounts reported in the “2017 Summary Compensation Table.”

What We Pay and Why

How We Determine Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing compensation programs for our NEOs that are consistent with our compensation philosophy. In carrying out this role, our Compensation Committee considers the factors below:

•	the Company’s overall results as well as each executive’s impact on Company performance;

•	each executive’s relative scope of responsibility;

•	each executive’s individual performance, demonstrated leadership and potential;

•	current and past total compensation, including a review of base salary, short-term incentive pay and the value of long-term incentive awards (“LTI Awards”) received;

•	peer group data, and information and analysis provided by the Compensation Committee’s independent compensation consultant, as further detailed below;

•	internal pay equity considerations;

•	stockholder value creation; and

•	any other factors that the Compensation Committee deems relevant.

No specific formula is used to determine the weight of any factor; rather, compensation is established based on the Compensation Committee’s assessment of all relevant information. Using these factors, all elements of compensation, including base salaries and target percentages for short-term and long-term incentive compensation, are reviewed annually by the Compensation Committee.

Role of Management. Our CEO recommends to the Compensation Committee salary adjustments, targets for annual cash incentives and LTI Awards for our executive officers other than himself. The Compensation Committee considers these factors as well as our CEO’s subjective analysis of the executive’s performance. The Compensation Committee makes the final determinations regarding executive compensation in light of the CEO’s recommendations and the Committee’s assessment on the factors described above. Compensation decisions for our CEO are made by our Compensation Committee.

The most significant aspects of the CEO’s role in the compensation-setting process for 2017 were:

•	recommending executive officers’ compensation programs, policies, incentive opportunities and compensation levels that are consistent with our business strategy;

•	recommending corporate performance goals on which executives’ performance-based compensation will be based;

•	assisting in the evaluation of, or evaluating, executive performance; and

•	providing relevant materials and information for Compensation Committee review and consideration.

Role of Independent Consultant. Since November 2015, the Compensation Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”), as its independent executive compensation consultant to provide information and advise the Committee and management on matters relating to executive compensation and to assist them in developing and implementing our executive compensation programs. In 2017, Semler Brossy provided the following services:

•	analysis and recommendations regarding the Company’s 2017 peer group, as described below;

•	review and assistance in establishing executive officer compensation packages as requested by the Compensation Committee;

•	provision of information related to trends, new rules and regulations that may impact executive and director compensation practices and administration; and

•	input and advice regarding incentive compensation plan design for 2017 and 2018.

26 EXTERRAN CORPORATION

The Compensation Committee reviewed the independence of Semler Brossy, employing the independence factors specified in the corporate governance standards of the NYSE. Based on this assessment, the Compensation Committee determined that Semler Brossy was independent from the Company’s management and free from any relationships that could raise any conflicts of interest or similar concerns.

Peer Group Analysis. Semler Brossy provided the Compensation Committee with an analysis of potential peer companies most similar to Exterran based on financial metrics and business characteristics, including global footprint. Based upon a review of data provided by Semler Brossy, the Compensation Committee approved the following 2017 peer group:

●	Archrock, Inc.	●	Forum Technologies	●	RPC, Inc.
●	Colfax Corp.	●	ITT, Inc.	●	ShawCor Ltd.
●	Dril-Quip, Inc.	●	McDermott International	●	SPX Flow, Inc.
●	Enerflex Ltd.	●	Oceaneering International	●	Superior Energy Services
●	Flowserve Corporation	●	Oil States International	●	TETRA Technologies, Inc.

The Compensation Committee considers peer group data information and information provided by the Committee’s independent compensation consultant, in addition to published and private compensation survey data, in annually determining executive compensation.

2018 PROXY STATEMENT 27

Executive Compensation Elements

The following table summarizes the elements of compensation granted or paid to our NEOs under our 2017 compensation program. The program includes a mix of fixed and variable compensation elements to provide alignment with both Company short- and long-term business goals and the Company’s stockholders. The Compensation Committee establishes the performance measures and performance ranges for the variable compensation elements. Individual compensation is based primarily on market-based compensation, Company performance and individual performance.

Characteristic	Component	Why We Pay	How We Determine	2017 Decisions
Fixed	Base Salary payable in cash	Provides a competitive level of fixed compensation during the fiscal year and provides sufficient fixed cash income for retention and recruiting purposes	Competitive data from the peer group, data from salary surveys, internal pay equity, market knowledge from the Committee’s independent compensation consultant and individual performance	No NEOs received adjustments to their base salary for 2017
At Risk	Short-term cash-based incentive awards	Intended to motivate and reward executive officers for achieving financial and strategic execution goals over the short-term
Targets determined using competitive data from the peer group, salary surveys, market knowledge of the Committee’s independent compensation consultant and individual performance

Payouts based on Company and individual performance for the year; Compensation Committee retains discretion in determining the actual payout

Mr. Way’s annual short-term incentive target was increased to 115% from 100%; other NEOs’ targets were unchanged

Strong operational and financial performance and a review of individual performance resulted in payouts exceeding targets

	Long-term equity-based incentive awards (time-based restricted stock and/or performance-based restricted stock units)	Intended to reward long-term value creation, motivate and retain top talent and align executives’ interests with our stockholders
Award amounts are based upon competitive data, total overall compensation, internal pay equity, historic grant information provided by the Committee’s independent compensation consultant and individual performance

Time-based restricted stock awards have a three-year continued service requirement that provides a retention incentive

Performance-based restricted stock units are dependent upon both Company and individual performance and have a continued service requirement that provides a retention incentive

Mr. Way’s long-term incentive target was increased from $3.3 million to $3.7 million; other NEOs’ targets were unchanged.

Strong operational and financial performance and a review of individual performance resulted in maximum payouts

28 EXTERRAN CORPORATION

Fixed Compensation

Base Salary. The Compensation Committee determines the base salaries for our NEOs based upon compensation competitive data, performance considerations and advice from our independent compensation consultant. The Committee also considers internal pay equity, but has not established a predetermined formula for this purpose.

The following table contains the 2016 and 2017 annualized base salaries of our NEOs. There were no changes in 2017.

Executive Officer	2016 Base Salary	2017 Base Salary
Andrew J. Way	$750,000	$750,000
David A. Barta	$435,000	$435,000
Girish K. Saligram	$500,000	$500,000
Roger George	$400,000	$400,000
Christopher T. Werner(1)	$300,000	$300,000

(1)	Mr. Werner’s employment terminated effective March 10, 2017.

Variable Compensation

Short-Term Cash-Based Incentive Plan. For 2017, our NEOs were eligible to earn annual incentive awards under the Company’s Short-Term Cash-Based Incentive Plan, based upon the level of achievement across a set of performance measures and the NEO’s individual performance in 2017, as described below.

2017 Target Amounts. We believe performance-based incentives are aligned with our stockholders and encourage our management team to pursue objectives consistent with the overall goals and strategic direction the Board has approved for the Company. The Compensation Committee reviews individual short-term cash-based incentive targets annually using competitive data from the peer group, salary surveys and our independent compensation consultant’s insights into the marketplace. When Mr. Way joined the Company in 2015, his compensation was set based on competitive market data and was not increased in 2016. In 2017, Mr. Way’s annual short-term cash-based incentive target was increased to align it with target opportunities for other chief executive officers based upon peer group and competitive survey data, and to reflect the Compensation Committee’s goal in aligning executive compensation with stockholder’s interests. All other NEOs (other than Mr.Werner) were employed by the Company in 2016. NEOs may earn an individual short-term cash-based incentive payout ranging from 0% to 200% of their individual target opportunity.

Executive Officer	2016 Cash Incentive Target (% of base salary)	2017 Cash Incentive Target (% of base salary)	2017 Cash Incentive Target ($)(3)
Andrew J. Way	100	115	862,500
David A. Barta	75	75	326,250
Girish K. Saligram	70	70	350,000
Roger George(1)	N/A	70	280,000
Christopher T. Werner(2)	60	N/A	N/A
_______________

(1)	Mr. George joined the Company effective December 15, 2016.

(2)	Mr. Werner’s employment terminated effective March 10, 2017.

(3)	Cash incentive target opportunities are not prorated.

2018 PROXY STATEMENT 29

2017 Company Performance Measures. As discussed above in “How We Determine Executive Compensation,” the Compensation Committee sets performance measures and associated targets for our NEOs. These performance measures, established in March 2017, include the following Company financial, operational and safety goals:

Performance Measures	Weighting	What it is	Why we use it
FINANCIAL PERFORMANCE		Operational measure consistently evaluated each year	Strong correlation to stock price performance and mirrors the Company’s financial disclosure
EBITDA, as Adjusted(1)	30%	Earnings before interest, taxes, depreciation and amortization, excluding Belleli EPC and other items	A critical measure by which our stockholders measure our performance
OPERATIONAL GOALS		Operational near-term measures aligned to the current operating environment	Aligns with the near-term business plan and annual initiatives; encourages growth in strategic areas of the business
Working Capital as a Percent of Sales	20%	Working capital divided by revenue (measured quarterly and averaged for the full performance period)	Encourages an efficient use of our cash in the operation and promotes strong focus on the controllable elements of our balance sheet
Growth (Margin Dollars)	30%	Sum of margin dollars from Contract Operations bookings for 2018 and beyond, 2017 aftermarket services revenue, and 2017 product line bookings (with certain limited exceptions)	Balances the focus on backlog and revenue growth while improving gross margin
SAFETY GOALS		Combination of operational and strategic measures that reflect the effectiveness of our global tools, processes and infrastructure and improvements made	Encourages a balance of near-term and mid-term decision making to benefit the health and safety of our employees and contractors and the protection of the environment
HSSE - Operational Performance	10%	Matrix of the number of incident free days and the severity in days away from work due to work-related incidents across the global organization	Encourages a focus on people, safety and the environment
HSSE - Global Processes	10%	Investment in new and improved global tools and processes that strengthen the Company’s foundation and enable future growth	Encourages establishment of or improvements in tools and processes to enable accelerated organic or acquisition-based growth
_______________

(1)
EBITDA, as adjusted is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items; provided, however, that adjustments to EBITDA, as adjusted, may be made by the Compensation Committee, in its discretion, for acquisitions or dispositions and unusual items or non-recurring items. EBITDA, as adjusted, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 is a non-GAAP financial measure, which is discussed further in “Appendix A.”

2017 Short-Term Cash-Based Incentive Plan Goal Determination. Generally, the target goals for financial and operational performance measures are based upon the Company’s approved business plan and budget for the year and generally reflect significant performance improvements relative to the prior year outcomes. Thresholds for operational goals are intended to reflect the minimum level of performance at which the Compensation Committee believes payout is warranted. Maximum goals are intended to provide stretch goals that challenge management to achieve exceptional performance. The Committee also reviews the effects on the annual incentive plan due to various risks and opportunities that are recognized at the time the plan is set to assure the plan targets that are determined reflect the appropriate balance of risks and opportunities. The Committee further confirms the targets it approves are aligned with the external expectations set and communicated to our stockholders. During each Compensation Committee meeting, the Committee reviews the Company’s performance against the established Company performance measures.

30 EXTERRAN CORPORATION

The Compensation Committee reviewed and considered 2017 Company performance under the criteria set in early 2017. The Committee determined that overall Company performance for the purposes of establishing the 2017 short-term cash-based incentive pool was above target due to the Company’s above-target financial and operational performance. The Committee considered 2017 Company performance in light of extraordinary unplanned events such as Hurricane Harvey and did not exercise its discretion to exclude the effects of these events on financial performance in determining calendar 2017 performance. The Company’s 2017 performance goals and outcomes are as follows:

	2017 Short-Term Incentive Plan Performance Goals			2017 Actual	2017 Actual Performance %
Performance Measure	Threshold (0.5x)	Target (1.0x)	Maximum (1.50x)	—	—
EBITDA, as Adjusted (in millions)	$155	$165	$175	$175.5(1)	150%
Working Capital as a Percent of Sales	26.6%	23.9%	21.2%	14.9%	150%
Growth (Margin Dollars)(in millions)	$320	$360	$400	$409	150%
HSSE - Operational Results(2)	74	70	68	57.5	150%
HSSE - Global Process Results(3)	22	33	44	33	100%
Total Company	—	—	—	—	145%

_______________

(1)	The performance measure of EBITDA, as adjusted, excludes $2.4 million of costs associated with our ongoing operations at our repurposed Belleli EPC facility.

(2)	Results are calculated in a matrix that considers severity of work-related incidents and the number of incident free days across global organization.

(3)	Number of new or improved global processes.

Individual Performance. The Compensation Committee may increase or decrease the final short-term incentive award payment an NEO would otherwise be entitled to receive based upon the Committee’s assessment of the NEO’s impact during the year, performance in his primary area of responsibility, and leadership as an executive team member. For 2017, the Compensation Committee made the following assessments with respect to each NEO’s individual performance:

Name	Individual Performance
Andrew J. Way
Mr. Way continued his strong and proactive leadership across the organization. His leadership is a driving force behind the Company’s enhanced competitive position, development of the strategic growth playbook, and the solid execution against the annual business plan targets resulting in top quartile total stockholder returns.

David A. Barta	Mr. Barta was instrumental in leading remediation efforts, in the successful recapitalization efforts in mid-2017, and in the recruitment and retention of a world-class functional leadership team.
Girish K. Saligram
Mr. Saligram’s leadership in growing key markets, developing our strategic growth playbook, improving our execution capability, and adding outstanding talent to the organization are key to our present and future success.

Roger George
Mr. George’s leadership with respect to the improvements in product sales gross margins, development of the Company’s strategic growth playbook, and certain strategic engineering and product line advancements are instrumental to our success in 2018 and beyond.

Christopher T. Werner	Mr. Werner’s performance was not assessed for 2017, as his employment terminated in March 2017.

2018 PROXY STATEMENT 31

2017 Short-Term Cash-Based Incentive Award Payout Determinations. Based on the information above, the Compensation Committee approved the following 2017 Short-Term Cash-Based Incentive Plan payout amounts for the NEOs:

Name	Target ($)	x	Company Performance	+ / -–	Individual Performance	=	Actual 2017 Incentive Payout
Andrew J. Way	$862,500	x	145%	+	$149,375	=	$1,400,000
David A. Barta	$326,250	x		+	$29,937	=	$503,000
Girish K. Saligram	$350,000	x		+	$146,000	=	$653,500
Roger George	$280,000	x		+	$77,000	=	$483,000

As noted above, Mr. Werner did not receive a 2017 incentive award as his employment terminated in March 2017.

Long-Term Equity-Based Incentive Plan. The Compensation Committee believes that awarding a meaningful portion of our NEOs’ total compensation in the form of time-based and performance-based equity awards emphasizes long-term financial and operational performance, aligns executives’ interests with our stockholders’ interests by increasing their ownership of Company common stock, and helps to retain key executives. In 2017, long-term equity-based incentive awards in the form of restricted stock and performance-based restricted stock units were granted pursuant to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”). Under the 2015 Plan, the Compensation Committee has the ability to grant stock options, restricted stock and restricted stock unit awards, stock appreciation rights and performance-based units to employees (including our NEOs), consultants of our Company and its affiliates, and to our directors.

The ratio of time-based to performance-based long-term incentives awarded each year is generally consistent with historic grant practices and consistent with the executives in similar roles in our peer group. Equity awards generally vest ratably over three years from the date of grant and are subject to continued service through the vesting date. Equity-based incentive awards may vary from executives’ targets as a result of individual performance, promotions and internal pay equity.

The following reflects the ratio of time-based to performance-based equity awards for our NEOs:

_______________
Excludes:

(1)	Mr. Werner, who did not receive an annual equity grant in 2017.

(2)
2016 LTI awards made to Messrs. Barta, George and Saligram pursuant to the terms of their 2016 offer letters in connection with their employment, which awards were not approved and issued until 2017 as a result of the Company’s Restatement.

32 EXTERRAN CORPORATION

The Compensation Committee generally considers estimated targets for total compensation, the relative value of each compensation element, the expense of such awards and the impact on dilution, when determining the amount of long-term, equity-based incentive awards to be granted each year to our NEOs. For 2017, the Compensation Committee evaluated information provided by Semler Brossy regarding Company peer group grant values, private and public surveys, and market information for executives in comparable roles. The Compensation Committee also evaluated the CEO’s recommendations regarding long-term, equity-based incentive awards to be granted to the other NEOs. Based upon these evaluations, the Compensation Committee approved the following long-term, time-based and performance-based units for 2017:

Executive Officer	2017 Restricted Stock Awards Total ($)	2017 Performance Based Restricted Stock Units Total ($)	2017 Long-Term Awards Total ($)
Andrew J. Way(1)	$1,650,000	$2,050,000	$3,700,000
David A. Barta(1)	$400,000	$400,000	$800,000
Girish K. Saligram(1)	$400,000	$400,000	$800,000
Roger George(1)	$300,000	$300,000	$600,000
Christopher T. Werner(2)	—	—	—

_______________

(1)
Does not include time-based restricted stock granted to Messrs. Barta, George and Saligram pursuant to the terms of their 2016 offer letters, which grants were not approved and issued until 2017 as a result of the Company’s Restatement. 2016 LTI awards are included in the “2017 Summary Compensation Table” and “Grants of Plan-Based Awards” tables in this proxy statement.

(2)	Mr. Werner did not receive an annual equity award in 2017.

Time-Based Restricted Stock. The time-based equity awards granted in March 2017 vest in three substantially equal installments on the anniversary of the grant date, subject to continuous employment. Additional information regarding these awards, including treatment under certain terminations of employment or the occurrence of a change of control is provided below in “Potential Payments Upon Termination or Change of Control.”

Performance-Based Units. The performance-based units granted in March 2017 are subject to continuous service, the achievement of performance measures, and the NEOs’ individual performance. In 2017, the measures were EBITDA, as adjusted, working capital as a percent of sales, and growth margin dollars (in each case using the same definition used in determining short-term cash-based incentive awards) over a one-year measurement period. The Compensation Committee believed that due to the Company’s recent formation in late 2015, together with the volatility and uncertainty in the global commodity markets experienced in 2016, it was appropriate to use a one-year performance period in 2017 with vesting over a longer three-year period. The structure of the 2017 performance-based units awarded is substantially similar to prior year awards, except for the consideration of individual performance in addition to Company performance.

2018 PROXY STATEMENT 33

Payout of 2017 Performance-Based Awards. The performance measures for the performance-based units, as well as 2017 results for each measures, are below. The NEOs may earn an individual payout ranging from 0% to 150% of their target opportunity.

Performance Measures	Weight	Threshold(1)	Target	Maximum	2017 Actual	2017 Actual Performance %
Payout Factor	—	50%	100%	150%	—	—
EBITDA, as adjusted (in millions)	15%	$155	$165	$175	175.5(2)	150%
Working Capital as a Percent of Sales	25%	26.6%	23.9%	21.2%	14.9%	150%
Growth (Margin Dollars)(in millions)	60%	$320	$360	$400	$409	150%
Total Company Performance	—	—	—	—	—	150%
_______________

(1)	Performance below threshold will result in 0% funding of the applicable performance measure.

(2)
The performance measure of EBITDA, as adjusted, excludes $2.4 million of costs associated with our ongoing operations at our repurposed Belleli EPC facility. EBITDA, as adjusted, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 is a non-GAAP financial measure, which is discussed further in “Appendix A.”

The performance-based awards program earned 150% and NEO performance-based units were not reduced for individual performance. Our NEO’s performance-based units payouts in 2017 were each 150% of target.

Timing of Awards. Annual grants of equity awards are typically determined in Compensation Committee meetings held during the first quarter of each year. At that time, data for previous performance periods is available to determine the amount of the final awards. The Committee also decides the annual equity-based grants of time-based restricted stock and performance-based units. In order to allow sufficient time for preparation of notification materials, the Committee approved the annual 2017 equity-based grants on March 3, 2017 using the closing price of the Company’s common stock on the NYSE on such date. A similar practice was followed in previous years. This timing allows for the grants to be made after the release of earnings information for the prior fiscal year.
The Committee does not time equity grants to affect the value of compensation either positively or negatively. Executive officers do not play a role in the selection of grant dates. Special grants for officers are approved by the Compensation Committee and are effective on a specified future date (e.g., the date that coincides with a promotion or hiring date), or the date of approval. In the case of an approval by written consent, the grant date cannot be earlier than the date when all Committee members’ approvals have been obtained.

34 EXTERRAN CORPORATION

Other Compensation And Benefit Arrangements

In addition to the elements of total direct compensation described above, our executive compensation program includes other compensation and benefits that are designed primarily to attract, motivate and retain executives critical to our long-term success and to provide an overall competitive compensation structure.

Element	Description and Purpose
Change of Control Severance and Non-Change of Control Severance	●
Our Change of Control Severance Agreements and Non-Change of Control Severance Benefit Agreements with certain senior executives are intended to provide financial security and an industry-competitive compensation package for executives. This additional security helps ensure our senior executives remain focused on our performance and the continued creation of stockholder value throughout any change of control transaction rather than on the potential uncertainties associated with their own employment.

●
Our Change of Control Severance Agreements and Non-Change of Control Severance Benefit Agreements are “double trigger” agreements that generally provide certain cash payments and some accelerated vesting on stock granted to the executive only if their employment is terminated during or following a change of control, or in the case of a non-change of control, a termination of employment by the Company not for cause. A description of our agreements in effect during 2017 is provided in the “Executive Compensation Tables - Potential Payments upon a Change of Control or Termination.”

401(k) Plan	●
All U.S. employees of the Company are eligible to participate in and receive up to a 3.5% Company matching contribution in our 401(k) Plan, up to the limits established by the Internal Revenue Service, which is intended to provide financial security upon retirement.

Non-Qualified Deferred Compensation Plan	●
All U.S. executives are eligible to be designated as participants in our Non-Qualified Deferred Compensation Plan, which is intended to provide competitive retirement planning benefits to attract and retain skilled management.

	●	The Non-Qualified Deferred Compensation Plan allows an eligible participant to defer up to 100% of his or her salary and bonus on an annual basis.
Health and Wellness Plans	●	NEOs are eligible to receive available health and other wellness benefits, including medical, dental, vision, life and disability insurance, on the same basis as our other U.S. employees.
	●	Our health and wellness plans are intended to provide a competitive, broad-based employee benefits structure and to promote the wellness of our executives and other employees.
Perquisites	●	We do not provide perquisites to our NEOs.

2018 Compensation Decisions
In February 2018, the Compensation Committee approved 2018 compensation for our NEOs. Salaries of Mr. Way, Mr. Barta and Mr. George slightly increased from 2017 levels. Mr. George’s and Mr. Saligram’s individual target levels under the Company’s 2018 Short-Term and Long-Term Incentive Plans slightly increased from 2017 target levels. Mr. Way’s and Mr. Barta’s individual target levels under the Company’s 2018 Long-Term Incentive Plan are also slightly increased from 2017 target levels. Long-term equity awards in 2018 will continue to be 50% performance-based for all of our NEOs other than Mr. Way, whose long-term incentive award will be 60% performance-based. The Compensation Committee changed the structure of the Company’s long-term incentive plans, so that beginning in 2018, the performance period for performance-based units will be measured over a two-year (rather than one-year), time frame. The 2018 incentive programs include a balance of Financial, Operational, HSSE and Strategic performance measures. In addition to Company performance, final awards or payouts will include consideration for each executive’s individual performance.

2018 PROXY STATEMENT 35

Compensation Policies and Practices
Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our senior executives is important in aligning management’s interest with the interests of our stockholders. Our executives are required to maintain consistent stock ownership in the Company based upon a multiple of the executive’s base salary as described below.

Position	Ownership Requirement
President and Chief Executive Officer	6 times base salary
Named Executive Officers	3 times base salary

Executives have up to five years to meet the stock ownership guidelines. As of year-end 2017, all NEOs have met or, if newly hired, are on track to meet their respective stock ownership requirements.

Trading Controls and Anti-Pledging and Anti-Hedging Policies

We prohibit NEOs from buying, selling, or writing puts, calls or other options related to Company stock. None of our NEOs has entered into hedging transactions involving our stock. We also prohibit executives from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

Compensation Policies and Practices Related to Risk Management

The Compensation Committee has discussed and analyzed the concept of risk as it relates to our compensation programs for all of our employees, including our NEOs, and believes that our compensation programs do not encourage excessive and unnecessary risk taking.

Compensation Committee Interlocks and Insider Participation

Messrs. Ryan (Chair), Goodyear, Gouin, Seaver and Stewart, all of whom are independent non-management directors, currently serve on the Compensation Committee. None of these individuals is or has been an officer of the Company, was an employee of the Company during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the Compensation Committee of another entity that has an executive officer serving on the Compensation Committee of the Company. No executive officer of the Company serves as a director or on the Compensation Committee of another entity whose executive officer(s) serves as a director or on the Compensation Committee of the Company.

Executive Offer Letters

We provide offer letters to each of our NEOs at the time of initial employment. Each letter provides the initial annual base salary and initial short-term and long-term incentive targets that the NEO is eligible to receive. The base salary and incentive targets are subject to annual review, with future salary levels and incentive target levels subject to the discretion of the Compensation Committee. In addition, offer letters may include provisions for one-time compensation actions related to the initial employment of the executive. All letters provide that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company for the benefit of its employees generally. All offer letters also provide that employment with the Company is “at-will” and not for any specified time, and may be terminated with or without cause at any time by the executive or the Company.

36 EXTERRAN CORPORATION

Tax and Accounting Considerations

Section 162(m) of the Code. Section 162(m) of the Code generally limited the deductibility of certain compensation expenses in excess of $1,000,000 paid to any one executive officer within a fiscal year unless it was “performance-based” compensation. For compensation to be “performance-based,” it was required to meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by stockholders. However, the Tax Cuts and Jobs Act substantially modified the Code and, among other things, eliminated the performance-based compensation exception under Section 162(m) unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We believe that maintaining the discretion to evaluate the performance of its NEOs through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code.

Section 280G of the Code. Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. It is our policy not to provide any executives with a gross-up payment to make up for these taxes, if any.

Section 409A of the Code. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our respective compensation and benefit plans and arrangements for all of our employees and directors, including our NEOs, so that they are either exempt from, or satisfy the requirements, of Section 409A of the Code.

Accounting for Stock-Based Compensation. We have followed ASC 718 to account for stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

2018 PROXY STATEMENT 37

Executive Compensation Tables

2017 Summary Compensation Table

The following table sets forth information with respect to the compensation of our CEO, our Chief Financial Officer and our three other most highly-compensated executive officers, collectively the NEOs, for the years ended December 31, 2017, 2016 and 2015.

Name	Position	Year	Base Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan(2)	All Other Compensation (3)	Total
Andrew J. Way	President and Chief Executive Officer	2017	750,000	—	3,700,000	1,400,000	9,950	5,859,950
		2016	750,000	—	3,300,000	—	9,775	4,059,775
		2015	369,231	2,000,000	3,999,996	750,000	9,087	7,128,314
David A. Barta	Senior Vice President and Chief Financial Officer	2017	435,000	—	2,156,700	503,000	9,950	3,104,650
		2016	58,557	350,000	—	—	250	408,807
Girish K. Saligram	Senior Vice President, Global Services	2017	500,000	—	2,895,784	653,500	4,673	4,053,957
		2016	173,077	2,275,962	—	—	731	2,449,770
Roger George(4)	Senior Vice President, Engineering and Product Lines	2017	400,000	600,000	949,031	483,000	27,434	2,459,465
		2016	10,769	150,000	—	—	250	161,019
Christopher T. Werner(5)	Former Senior Vice President, Global Operations	2017	75,000	—	—	—	961,408	1,036,408
		2016	300,000	75,000	400,000	—	11,398	786,398
		2015	298,751	75,000	399,987	91,500	19,310	884,548

(1)
The amounts in this column represent the grant date fair value of (a) restricted shares of Exterran’s common stock (which are set forth in the table below) and (b) 2017 performance-based units awarded at target. The grant date fair values of the 2017 performance-based units at maximum level were as follows: Mr. Way: $3,075,000; Mr. Barta: $600,000; Mr. Saligram: $600,000; and Mr. George: $450,000. In addition, in connection with their employment in 2016, Messrs. Barta, George and Saligram were entitled to receive equity awards subject to Committee approval. These awards were not approved and issued until 2017 as a result of the Restatement and are included in this column. The grant date fair value of all awards shown above was calculated in accordance with ASC 718. For further discussion on the fair value of our awards, see Note 19 to the consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Our short-term incentive plan program was suspended in 2016. In February 2017, participation by Mr. Way and the other NEOs in the 2017 short-term incentive plan program was reinstated.

(3)	The amounts in this column for 2017 include the following:

Name	401(k) Plan Company Contribution (a)	Tax Preparation and Planning Services	DERs / Dividends	Other (b)	Total Other Compensation
Andrew J. Way	9,450	—	—	500	9,950
David A. Barta	9,450	—	—	500	9,950
Girish K. Saligram	4,173	—	—	500	4,673
Roger George	9,450	—	—	17,984	27,434
Christopher T. Werner	2,625	—	—	958,783	961,408
(a) The amounts shown represent matching Company contributions for 2017.
(b) Represents contributions made to employee health savings accounts, and in the case of Mr. Werner, also represents severance payments paid pursuant to Mr. Werner’s Severance Benefit Agreement and in the case of Mr. George, also represents amounts associated with his relocation. See “Potential Payments Upon Termination or Change of Control - Non-Change of Control Severance Benefit Agreements.”

(4)	Under the terms of Mr. George’s offer letter, he received a one-time cash payment of $600,000 in connection with his commencement of employment and subject to continued service.

(5)	Mr. Werner’s employment terminated effective March 10, 2017.

38 EXTERRAN CORPORATION

2017 Grants of Plan-Based Awards

The following table contains information about grants of plan-based awards to our NEOs during 2017:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Andrew J. Way	3/4/2017	—	862,500	1,725,000	—	66,408	99,612	—	—	—	2,050,000
	3/4/2017	—	—	—	—	—	—	53,450	—	—	1,650,000
David A. Barta(5)	1/6/2017	—	—	—	—	—	—	49,245	—	—	1,356,700
	3/4/2017	—	326,250	652,500	—	12,958	19,437	—	—	—	400,000
	3/4/2017	—	—	—	—	—	—	12,958	—	—	400,000
Girish K. Saligram(5)	1/6/2017	—	—	—	—	—	—	76,072	—	—	2,095,784
	3/4/2017	—	350,000	700,000	—	12,958	19,437	—	—	—	400,000
	3/4/2017	—	—	—	—	—	—	12,958	—	—	400,000
Roger George(5)	1/6/2017	—	—	—	—	—	—	12,669	—	—	349,031
	3/4/2017	—	280,000	560,000	—	9,719	14,579	—	—	—	300,000
	3/4/2017	—	—	—	—	—	—	9,719	—	—	300,000
Christopher T. Werner(6)		—	—	—	—	—	—	—	—	—	—
_______________

(1)
The amounts in these columns show the range of potential payouts of incentives under the 2017 Short-Term Incentive Plan. Although the Short-Term Incentive Plan sets measures for threshold, target and maximum pool funding levels at 0% to 150%, actual awards to NEOs can range from 0% to 200% of their personal or individual target due to adjustments made for individual performance. "Threshold" is the lowest possible individual payout (0% of target) and "Maximum" is the highest possible individual payout (200% of target). See ”Short-Term Cash-Based Incentive Plan” for a description of the 2017 short-term incentive awards.

(2)
The amounts in these columns show the range of potential payouts of 2017 performance-based units awarded under the 2017 Long-Term Incentive Plan. The Long-Term Incentive Plan sets measures for threshold, target and maximum pool funding levels at 0% to 150%, actual awards to NEOs can range from 0% to 150% of their individual target due to adjustments made for individual performance. “Threshold” is the lowest possible payout (0% of the grant) and “Maximum” is the highest possible individual payout (150% of the grant). See “Long-Term Incentive Compensation-2017 Performance-Based Awards” for a description of the 2017 performance-based awards.

(3)	Shares of restricted stock awarded under our 2015 Plan vest one-third per year over a three-year period, subject to continued service through each vesting date.

(4)
The grant date fair value of performance-based units and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 19 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The 2017 performance-based units are shown at target value.

(5)
In connection with their employment in 2016, Messrs. Barta, George and Saligram were entitled to receive equity awards subject to Committee approval. These awards were not approved and issued until 2017 as a result of the Restatement.

(6)	Mr. Werner did not participate in the 2017 Short-Term or Long-Term Incentive Plan.

2018 PROXY STATEMENT 39

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about our NEOs’ outstanding equity awards at December 31, 2017. See also “Potential Payments upon Termination or Change of Control” beginning on page 42 regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Andrew J. Way	—	—	—	—	307,406	9,664,845	66,408	2,087,868
David A. Barta	—	—	—	—	45,788	1,439,575	12,958	407,400
Girish K. Saligram	—	—	—	—	63,672	2,001,848	12,958	407,400
Roger George	—	—	—	—	18,165	571,108	9,719	305,565
Christopher T. Werner(3)	—	—	—	—	—	—	—	—
_______________

(1)	Messrs. Way, Barta, Saligram, and George have not been granted stock options.

(2)	Includes the following shares of restricted stock and performance-based units awarded under our 2015 Plan:

Name	Unvested Share/Units	Initial Vesting Date	Vesting Increments
Andrew J. Way	86,749	11/03/2016	One-third over 3 years
	167,207	03/04/2017	One-third over 3 years
	53,450	03/04/2018	One-third over 3 years
David A. Barta	32,830	11/7/2017(a)	One-third over 3 years
	12,958	03/04/2018	One-third over 3 years
Girish K. Saligram	50,714	8/22/2017(a)	One-third over 3 years
	12,958	03/04/2018	One-third over 3 years
Roger George	8,446	12/15/2017(a)	One-third over 3 years
	9,719	03/04/2018	One-third over 3 years
(a) Represents 2016 new-hire awards not granted until 2017 due to the Restatement, the vesting schedules of which are based upon initial employment dates.

(3)	Mr. Werner’s employment terminated effective March 10, 2017.

(4)	Based on the market closing price of our common stock on December 29, 2017, of $31.44 per share.

(5)
Amounts shown are the unearned and unvested number of 2017 performance-based units at target. One-third of the performance-based units awarded in 2017 under our 2015 Plan vest one-third per year on each anniversary of the grant date.

40 EXTERRAN CORPORATION

Stock Vested in Fiscal Year 2017

The following table contains information regarding the vesting during 2017 of time-based and performance-based units previously granted to our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)(4)
Andrew J. Way	—	—	170,353	5,348,149
David A. Barta	—	—	16,415	512,476
Girish K. Saligram	—	—	25,358	645,108
Roger George	—	—	4,223	123,903
Christopher T. Werner(3)	5,418	84,087	31,790	938,479
_______________

(1)	Includes restricted stock that vested, and stock options exercised by Mr. Werner during 2017.

(2)
The value realized for vested awards was determined by multiplying the fair market value of the restricted stock (market closing price of Exterran’s common stock on the vesting date) by the number of shares or awards that vested. Shares vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares that vested for each NEO in 2017. The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock options.

(3)	Stock awards include March 4, 2017 vesting, and March 10, 2017 acceleration of equity vesting within the 12 months of separation date for Mr. Werner.

(4)	The value realized on vesting includes the cash-settlement of 2016 performance-based units.

Non-Qualified Deferred Compensation Plan

The following table contains information about our NEOs’ participation in our Non-Qualified Deferred Compensation Plan during 2017:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End($)
Andrew J. Way	—	—	—	—	—
David A. Barta	—	—	—	—	—
Girish K. Saligram	1,038,143	—	55,139	—	1,423,442
Roger George	471,650	—	—	—	471,650
Christopher T. Werner	—	—	732	10,255	—
_______________

(1)
All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the “2017 Summary Compensation Table.”

(2)	The Company suspended its contributions to the Deferred Compensation Plan beginning in 2017.

(3)	Distribution was made 6 months following Mr. Werner’s separation date due to 409A regulations.

2018 PROXY STATEMENT 41

The Non-Qualified Deferred Compensation Plan allows an eligible employee to defer up to 100% of his or her annual salary and annual short-term cash incentive. All U.S. key management and highly-compensated employees who are selected for participation by the Compensation Committee are eligible to participate in this plan, which is intended to provide competitive retirement planning benefits to attract and retain eligible employees. Effective October 30, 2015, we established an irrevocable rabbi trust to hold participant account balances under the Non-Qualified Deferred Compensation Plan. Participants may direct the investment of their account balances in hypothetical investment options made available under the Plan. Accordingly, earnings and losses on the account balances are based upon the market return on the hypothetical investment alternatives selected by the participant. Each participant may elect whether to receive deferred amounts after separation from service or, if earlier, on January 1 of a specified year selected by the participant. Certain officers, however, must generally wait until six months after separation from service for distributions to begin. Upon the applicable payment date, payments will be made in the form of a lump sum or in annual installments over two to ten years as elected by the participant at the time their deferral election was submitted. All payments are made in cash. If a participant dies, distribution is made in a lump sum to the participant’s designated beneficiary or, if none, to the participant’s estate. Distributions due to unforeseeable emergency, as determined by the committee that administers the plan, are permitted but other unscheduled withdrawals are not allowed. In certain circumstances, including a qualifying change in control, the Compensation Committee may terminate the plan and pay out all benefits in a lump sum in accordance with plan provisions and section 409A of the Internal Revenue Code. See “Potential Payments Upon Termination or Change of Control” below.

Potential Payments Upon Termination or Change of Control

This section describes the potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs.

Change of Control Severance Agreements. None of our NEOs have employment contracts and all of our NEOs are employed at will. We have entered into change of control severance agreements with Mr. Way in November 2015, Mr. Saligram in August 2016, Mr. Barta in November 2016, and Mr. George in December 2016. The agreements have an initial term of two years with an automatic annual extension unless our Board takes action to cease the automatic extensions.

The agreements generally provide for a severance protection period that begins on the date of “change of control” of our Company and ends on the 18-month anniversary of that date. During the protected period, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, the agreements provide for the following severance benefits:

•
Two times (or, for Mr. Way, three times) his current annual base salary plus two times (or, for Mr. Way, three times) his target annual incentive bonus opportunity for that year plus (i) a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year and (ii) any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date (the “CoC Cash Severance”); and

•
Two times (for Mr. Way) the total of the Company contributions that would have been credited to him under the Exterran 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month.

In addition, the executive would be entitled to:

•
Company-provided medical coverage for him and his eligible dependents for up to two years (for Mr. Way) or a cash payment equal to 18 months of employer premium payments (for Messrs. Saligram, Barta and George) following the termination date;

•
The accelerated vesting of all his unvested stock options, restricted stock, restricted stock units or other stock-based awards based in Exterran common stock, and all cash-based incentive awards (collectively, the “CoC Accelerated Vesting”); and

•
A Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

42 EXTERRAN CORPORATION

Each executive’s entitlement to the payments and benefits under his Change of Control Severance Agreement is also subject to his execution of a waiver and release for Exterran’s benefit. In addition, in the event an executive receives payments under his change of control agreement, such executive is subject to confidentiality, non-solicitation and non-competition restrictions for two years following a termination of his employment.

Non-Change of Control Severance Benefit Agreements. We entered into severance benefit agreements with Mr. Way in November 2015, Mr. Saligram in August 2016, Mr. Barta in November 2016, and Mr. George in December 2016. The terms and conditions of these severance benefit agreements are substantially similar. The agreements have an initial term of one year, with an automatic annual extension unless 365 days’ (for Mr. Way) or 90 days’ (for Messrs. Saligram, Barta and George) prior notice is given by either party.

Each severance benefit agreement provides that if the executive’s employment is terminated by us without cause or by the executive with good reason at any time during the agreement term he would receive a lump sum payment in cash on the 60th day after the termination date equal to the sum of:

•	His annual base salary then in effect;

•	His target annual incentive bonus opportunity for the termination year;

•	A pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year; and

•	Any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date (collectively, the “Non-Change of Control Cash Severance”).

In addition, the executive would be entitled to, as of the termination date:

•
Accelerated vesting of all outstanding unvested equity, equity-based and cash-settled awards based in Exterran common stock that were scheduled to vest within 12 months following the termination date (the “Non-Change of Control Accelerated Vesting”). If the achievement of the performance period goals for unearned performance-based units has not yet been measured as of the separation date, the achievement of such goals will be measured following the conclusion of the performance period and paid in accordance with the applicable award agreement (for Mr. Way), or will be measured at target (for Messrs. Saligram, Barta and George); and

•
Continued coverage under our medical benefit plans for him and his eligible dependents for up to one year subject to executive’s payment of the employee premium (for Mr. Way) or a cash payment equal to 18 months of employer premium payments (for Messrs. Saligram, Barta and George) following the termination date.

Each executive’s entitlement to the payments and benefits under his severance benefit agreement is subject to his execution of a waiver and release for Exterran’s benefit. In addition, Mr. Way’s severance benefit agreement contains non-disparagement restrictions, and Messrs. Saligram, Barta and George’s severance benefit agreements also contain confidentiality, non-competition and non-solicitation or hire provisions.

On March 10, 2017, we entered into a separation letter with Mr. Werner pursuant to which, in connection with his separation of employment, Mr. Werner received the payments and benefits set forth in his non-change of control severance benefit agreement, which consisted of: (i) a lump sum cash payment equal to the sum of (a) his annual base salary, (b) his target annual incentive bonus opportunity for 2017 and (c) his target annual incentive bonus opportunity for 2017, prorated based on the length of his employment during 2017; and (ii) the accelerated vesting of any then-outstanding equity, equity-based and cash awards held by Mr. Werner that were denominated in shares of our common stock and would have otherwise vested during the twelve (12)-month period following his separation date. Pursuant to his severance benefit agreement and his separation letter, Mr. Werner is also subject to certain customary non-disparagement restrictions. See “Post-Employment Tables” below.

Other Qualified Plans. Upon termination of employment with the Company, our NEOs are entitled to payment of their account balances in our Non-Qualified Deferred Compensation Plan in the form previously selected by the member in their payment election, subject to Section 409A of the Code. See “Non-Qualified Deferred Compensation Plan” beginning on page 41.

2018 PROXY STATEMENT 43

Post-Employment Tables
The following tables describe potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs. The following tables generally do not include amounts payable pursuant to plans that are available generally to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. There would be no amounts payable or benefits due to enhancements solely in connection with (1) an involuntary termination for cause, (2) a voluntary termination not for cause or (3) a retirement. Accordingly, no amounts are shown for those scenarios. The actual amounts to be paid out in any scenario can only be determined at the time of such executive officer’s actual separation from Exterran.

The following assumptions apply to the tables:

•	For all scenarios, the trigger event is assumed to be December 31, 2017.

•
“Cash Severance Payment” includes only the cash payment based on base salary and bonus, as described under “Change of Control Severance Agreements.” All other amounts and adjustments mandated by the change of control severance agreements are shown in connection with the associated other benefits included in the tables.

•	Vested restricted shares are not included in these tables since they are already vested.

•
For all scenarios, the amounts for restricted shares that are unvested and accelerated are calculated by multiplying the number of unvested restricted shares by $31.44, which is the closing price of Exterran common stock on the NYSE on December 29, 2017.

•
The amounts included below for health coverage are the estimated COBRA premiums of the existing medical benefits to each eligible executive for the applicable time period specified in the executive’s change of control agreement.

Non-Qualified Deferred Compensation Plan amounts payable in connection with the various scenarios are not shown in the table below because these amounts are disclosed earlier in the “Non-Qualified Deferred Compensation Plan” table on page 41. In addition, no amounts are shown as payable under the 2017 Short-Term Incentive Plan because these amounts are disclosed earlier in the “Non-Equity Incentive Plan Compensation” column of the “2017 Summary Compensation Table.”

Name		Voluntary Resignation ($)(10)	Retirement ($)(10)	Termination for Cause ($)(10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Andrew J. Way	Cash Severance	—	—	—	—	2,475,000		5,700,000
	Stock Option(5)	—	—	—	—	—		—
	Restricted Stock(6)	—	—	—	9,664,845	5,916,033		9,664,845
	Performance-Based Awards(7)	—	—	—	2,087,868	695,956		2,087,868
	Other Benefits(8)	—	—	—	—	12,800		44,500
	Total Pre-Tax Benefit	—	—	—	11,752,713	9,099,789	NA	17,497,213

44 EXTERRAN CORPORATION

Name		Voluntary Resignation ($)(10)	Retirement ($)(10)	Termination for Cause ($)(10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
David A. Barta	Cash Severance	—	—	—	—	1,087,500		1,848,750
	Stock Option(5)	—	—	—	—	—		—
	Restricted Stock(6)	—	—	—	1,439,575	651,908		1,439,575
	Performance-Based Awards(7)	—	—	—	407,400	135,821		407,400
	Other Benefits(9)	—	—	—	—	14,021		14,021
	Total Pre-Tax Benefit	—	—	—	1,846,975	1,889,250	NA	3,709,746

Name		Voluntary Resignation ($)(10)	Retirement ($)(10)	Termination for Cause ($)(10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Girish K. Saligram	Cash Severance	—	—	—	—	1,200,000		2,050,000
	Stock Option(5)	—	—	—	—	—		—
	Restricted Stock(6)	—	—	—	2,001,848	933,045		2,001,848
	Performance-Based Awards(7)	—	—	—	407,400	135,821		407,400
	Other Benefits(9)	—	—	—	—	19,200		19,200
	Total Pre—Tax Benefit	—	—	—	2,409,248	2,288,066	NA	4,478,448

Name		Voluntary Resignation ($)(10)	Retirement ($)(10)	Termination for Cause ($)(10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Roger George	Cash Severance	—	—	—	—	960,000		1,640,000
	Stock Option(5)	—	—	—	—	—		—
	Restricted Stock(6)	—	—	—	571,108	234,637		571,108
	Performance-Based Awards(7)	—	—	—	305,565	101,866		305,565
	Other Benefits(9)	—	—	—	—	21,810		21,810
	Total Pre-Tax Benefit	—	—	—	876,673	1,318,313	NA	2,538,483

2018 PROXY STATEMENT 45

Name		Voluntary Resignation ($)(10)	Retirement ($)(10)	Termination for Cause ($)(10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Christopher T. Werner(11)	Cash Severance	—	—	—	—	514,027		—
	Stock Option(5)	—	—	—	—	—		—
	Restricted Stock(6)	—	—	—	—	403,541		—
	Performance-Based Awards(7)	—	—	—	—	29,719		—
	Other Benefits(8)	—	—	—	—	10,996		—
	Total Pre-Tax Benefit	—	—	—	—	958,283	NA	—

(1)	“Disability” is defined in our 2015 Plan for awards granted since November 3, 2015.

(2)	“Cause” and “Good Reason” are defined in the severance benefit and change of control agreements.

(3)
If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2017, under his severance benefit agreement his cash severance would consist of (i) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2017), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2017).

(4)
If the executive had been subject to a change of control followed by a qualifying termination (as defined in his change of control agreement) on December 31, 2017, under his change of control agreement, his cash severance would consist of (i) two times (three times for Mr. Way) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2017), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2017).

(5)	No executives have stock options (vested or unvested) at this time.

(6)	Represents the value of the accelerated vesting of the executive’s unvested Exterran restricted stock, based on the December 29, 2017 market closing price.

(7)	Represents the value of the accelerated vesting of the executive’s unvested Exterran performance-based awards, based on the December 29, 2017 market closing price.

(8)
Represents each executive’s right to the payment, as applicable, of (i) continued coverage through COBRA benefit premiums under our medical benefit plans for him and his eligible dependents for up to one year in the event of a termination without Cause or voluntary resignation for Good Reason, or (ii) medical benefit premiums and Exterran contributions under the 401(k) Plan and deferred compensation plan, if any, for a two-year period in the event of a change of control followed by a Qualifying Termination.

(9)
Represents each executive’s right to an amount equal to eighteen (18) months of (i) premium payments for continuation coverage pursuant to Section 4980B of the Code for the executive and executive’s eligible dependents following the Separation Date minus (ii) the cost to the executive of premium payments for healthcare coverage for the executive and executive’s eligible dependents during the executive’s employment with the Company (calculated based on the executive’s elections as in effect on the Date of Termination).

(10)	No payments are made to executives under these agreements for voluntary resignations or retirements, or terminations for cause.

(11)	Reflects amounts paid to Mr. Werner pursuant to his Severance Benefit Agreement upon termination of his employment in March 2017.

46 EXTERRAN CORPORATION

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual compensation of our employees and the annual total compensation of our President and CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

We have a global workforce, with employees in over 30 countries. Seventy-seven percent of our employees are located outside of the United States. To identify the median employee and the annual total compensation of all our employees excluding the CEO, we took the following steps:

•
We selected December 31, 2017 as the determination date for purposes of identifying the median employee. Our employee population as of December 31, 2017 was 4,365, which included all full-time and part-time employees and excluded contractors or persons employed through a third-party provider.

•
We chose “total cash compensation” (which included base salary or hourly wages plus cash bonuses and cash allowances) as our consistently-applied compensation measure. We believe the use of total cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute annual equity to employees. Approximately two percent of our employees receive annual equity awards.

•
We identified the median employee by examining the 2017 total cash compensation for all full-time and part-time employees, excluding our CEO, who were employed by us on December 31, 2017. We adjusted estimates with respect to total cash compensation by annualizing the compensation for any newly-hired, full-time employees who were not employed by us for all of 2017.

•
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such median employee’s compensation using the same methodology reflected in the “2017 Summary Compensation Table,” resulting in annual total compensation for our median employee of $34,005.

•	Mr. Way’s 2017 annual total compensation as reflected in the “2017 Summary Compensation Table” included in this Proxy Statement was $5,859,950.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Way, our CEO, to the median of the annual total compensation of all employees was 172 to 1.

2018 PROXY STATEMENT 47

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of our Company and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the SEC Reporting & Technical Accounting Department on a quarterly basis. In the event an executive officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	whether there are any compelling business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an otherwise independent director; and

•
whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

There were no related party transactions during 2017 that are required to be reported in this Proxy Statement.

48 EXTERRAN CORPORATION

COMPENSATION RELATED PROPOSAL

PROPOSAL 2 - Advisory Vote to Approve Named Executive Officer Compensation

Our Board recognizes that performance-based executive compensation is an important element in driving long-term stockholder value. Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee, and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation programs for our NEOs.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation principles and programs are designed to attract, motivate and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. The compensation paid to our NEOs reflects our commitment to pay for performance. A significant percentage of our NEOs’ compensation is delivered in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of stockholders, management and the Company. Moreover, a significant portion of our NEOs’ cash compensation is paid in the form of performance-based awards that are paid based on the achievement of pre-defined performance measures.

In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Compensation Committee that is advised by an independent compensation consultant. We believe the information provided in this Proxy Statement, including the Compensation Discussion and Analysis section, demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of stockholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the advisory resolution.

Your Board unanimously recommends that stockholders vote “FOR” the following resolution approving the Company’s Named Executive Officer Compensation:

“RESOLVED, that the stockholders of Exterran Corporation approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2017 as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and any related tables and information in this Proxy Statement.”

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

2018 PROXY STATEMENT 49

AUDIT MATTERS

PROPOSAL 3 - Ratification of Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm since 2014. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 2018.

The Board considers the selection of Deloitte to be in the best interests of the Company and its stockholders. Although stockholder approval is not required for appointment of our independent registered public accounting firm, we are requesting ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The Board of Directors and Audit Committee unanimously recommend that stockholders vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP.

Ratification of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal.

Independent Registered Public Accountants

Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee in 2017. For additional information concerning the Audit Committee and its activities with Deloitte, see “Audit Committee Report” contained in this Proxy Statement and “Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

The following table presents applicable fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf during calendar years 2017 and 2016 (in thousands).

Types of Fees	2017	2016
Audit fees(a)	$3,556	$3,163
Audit-related fees(b)	—	2,145
Tax fees(c)	21	38
Total fees	$3,577	$5,346

(a)
Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations, and other services including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)
Audit-related fees for 2016 include fees billed by our independent registered public accounting firm for audit work and reviews of financial statements undertaken in connection with our Restatement of certain of our historical financial results as described in Note 14 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(c)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

50 EXTERRAN CORPORATION

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002 and (ii) the American Institute of Certified Public Accountants.

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The independent auditor provides annually an engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit-related services, tax services, and all other services). For other permissible services not included in the engagement letter, Exterran management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval.

In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2017 were pre-approved by our Audit Committee.

2018 PROXY STATEMENT 51

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran Corporation’s (“Exterran”) financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at http://www.exterran.com.

The Audit Committee has reviewed and discussed the audited consolidated financial statements and management’s assessment and report on internal controls over financial reporting for the year ended December 31, 2017 with management and Deloitte & Touche LLP (“Deloitte”), Exterran’s independent registered public accounting firm. Exterran published this report in its Annual Report on Form 10-K for the year ended December 31, 2017, which it filed with the SEC on February 28, 2018. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s financial statements and the effectiveness of internal control and financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2017, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2018 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

William M. Goodyear, Chair
James C. Gouin
John P. Ryan
Christopher T. Seaver
Richard R. Stewart

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Exterran, except to the extent that Exterran specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

52 EXTERRAN CORPORATION

CHARTER AMENDMENT

PROPOSAL 4 - Approval of Amendment to our Amended and Restated Certificate of Incorporation to Eliminate Super-Majority Vote Required for Stockholders to Amend Bylaws

In April 2017, our Board of Directors approved and adopted an amendment to Article IX of our Bylaws to change the vote required for stockholders to amend our Bylaws from the affirmative vote of the holders of 66-2/3% of the voting power of our outstanding common stock to the affirmative vote of the holders of a majority of the voting power of our outstanding common stock. This amendment was, however, subject to the limitations in our Certificate of Incorporation that also required the approval by holders of 66-2/3% of the voting power of our common stock to amend our Bylaws.

The Company is now submitting this proposal to amend Article SEVEN of our Certificate of Incorporation (the “Certificate Amendment”) to replace the vote required for stockholders to amend our Bylaws from the affirmative vote of the holders of 66-2/3% of the voting power of our outstanding common stock to the affirmative vote of the holders of a majority of the voting power of our outstanding common stock.

The proposed Certificate Amendment is set forth below in its entirety:

SEVEN:   In furtherance and not in limitation of the powers conferred by the GCL, the Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation, without any action on the part of the stockholders. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation, whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of ~~66-2/3%~~ a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

The Board believes that the Certificate Amendment is advisable and in the best interests of our stockholders. If approved by our stockholders, it will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, which we will do promptly after the annual meeting.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposed amendment to the Certificate of Incorporation.

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the voting power outstanding.

2018 PROXY STATEMENT 53

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of February 28, 2018. Information concerning the business experience of Mr. Way is provided under “Our 2018 Director Nominees” beginning on page 7 of this Proxy Statement.

Executive Officer	Age	Position
Andrew J. Way	46	President, Chief Executive Officer and Director
David A. Barta	55	Senior Vice President and Chief Financial Officer
Roger George	49	Senior Vice President, Global Engineering and Product Lines
Girish K. Saligram	46	Senior Vice President, Global Services

David A. Barta has served as Senior Vice President since November 2016 and Chief Financial Officer since December 2016. Prior to joining Exterran, Mr. Barta was Senior Vice President and Chief Financial Officer of Accudyne Industries from 2013 to 2016. Mr. Barta served as Chief Financial Officer of Cooper Industries from 2010 until its sale in 2012 and as Chief Financial Officer of Regal Beloit Corporation from 2004 to 2010. Prior to 2010, Mr. Barta worked nine years at Newell Rubbermaid, Inc. in financial management positions, and held various financial positions with Harman International Industries, North American Van Lines and Beatrice Foods.

Roger George has served as Senior Vice President, Global Engineering and Product Lines since December 2016. Before joining Exterran, Mr. George held a series of leadership roles with GE from 2005 to 2016. His most recent role with GE was Product Line Leader of its 50Hz Utility Gas Turbine business. Prior to that, he served as General Manager and as an executive of GE Distributed Power running Global Sales and Commercial Operations from 2012 to 2016. Earlier in his career Mr. George worked for Optimal CAE, Inc. and the Ford Motor Company.

Girish K. Saligram has served as Senior Vice President, Global Services since August 2016. Prior to joining Exterran, Mr. Saligram spent 20 years with GE in positions of increasing responsibility as a functional and business leader in industry sectors across the globe. His most recent role with GE was General Manager, Downstream Products & Services, for GE Oil & Gas. Prior to that, Mr. Saligram led the GE Oil & Gas Contractual Services business based in Florence, Italy. Before his nine years in the oil and gas sector, Mr. Saligram spent 12 years with GE Healthcare in engineering, services, operations and commercial roles.

54 EXTERRAN CORPORATION

EXTERRAN SHARE OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners, known by us as of February 28, 2018, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	4,909,339	(2)	13.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,443,451	(3)	9.6%
Chai Trust Company LLC 2 North Riverside Plaza, Suite 600 Chicago, Illinois 60606	3,213,442	(4)	9.0%
Dimensional Fund Advisors, L.P. Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,028,530	(5)	8.5%

(1)	Reflects shares of common stock beneficially owned as a percentage of 35,760,917 shares of common stock outstanding as of February 28, 2018.

(2)	Based solely on a review of the Schedule 13G filed by BlackRock, Inc. on January 23, 2018. BlackRock, Inc. has sole voting or dispositive power over 4,909,339 shares.

(3)
Based solely on a review of the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2018. Vanguard Fiduciary Trust Company (“VFTC”) a wholly-owned subsidiary of Vanguard is the beneficial owner of 32,661 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”) is the beneficial owner of 7,577 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has sole dispositive power over 3,406,330 shares and shared dispositive power with VFTC over 37,121 shares.

(4)
Based solely on a review of the Schedule 13D filed by Chai Trust Company LLC (“Chai Trust”) and certain other related reporting persons on March 10, 2016. Chai Trust is the managing member of EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”), EGI-Fund (11-13) Investors, L.L.C., a Delaware limited liability company (“Fund 11-13”), and EGI-Fund B, L.L.C., a Delaware limited liability company (“Fund B”), and is the non-member manager of EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company (“Fund 08-10”). The shares of common stock beneficially owned by Chai Trust include 447,567 shares of common stock held by Fund 05-07, 332,327 shares of common stock held by Fund 08-10, 908,742 shares of common stock held by Fund 11-13 and 1,524,806 shares of common stock held by Fund B.

(5)
Based solely on a review of the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2018. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional and its subsidiaries may act as an adviser, sub-adviser and/or manager to certain Funds and possess voting or dispositive power over the 3,028,530 shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

2018 PROXY STATEMENT 55

Security Ownership of Management

The following table provides information, as of February 28, 2018, regarding the beneficial ownership of our common stock by each of our directors, each of our 2017 NEOs (as identified beginning on page 21 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Exterran Corporation, 4444 Brittmoore Rd, Houston, Texas 77041.

Name of Beneficial Owner	Shares Owned Directly	Restricted Stock(1)	Right to Acquire Stock(2)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors
William M. Goodyear	24,043	—	—	—	24,043	*
James C. Gouin	10,928	—	—	—	10,928	*
John P. Ryan(4)	24,239	—	—	—	24,239	*
Christopher T. Seaver	50,905	—	—	—	50,905	*
Mark R. Sotir(3)	29,042	—	—	—	29,042	*
Richard R. Stewart	12,445	—	—	—	12,445	*
Ieda Gomes Yell(4)	17,482	—	—	—	17,482	*
Named Executive Officers
Andrew J. Way	121,382	307,406	—	—	428,788	1.2%
David A. Barta	11,925	45,788	—	—	57,713	*
Girish K. Saligram	3,707	63,672	—	—	67,379	*
Roger George	3,068	18,165	—	—	21,233	*
Christopher T. Werner(5)	6,032	22,163	—	—	28,195	*
All directors and executive officers as a group (12 persons)						2.2%

*    Less than 1.0%

(1)
Includes unvested restricted stock awards which generally vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers have voting power and, once vested, dispositive power.

(2)	Includes shares that can be acquired immediately or within 60 days of March 2, 2018 through the exercise of stock options.

(3)
Mr. Sotir is Co-President of Equity Group Investments, a division of Chai Trust. Chai Trust is the beneficial owner of approximately 3.2 million shares of our common stock as of March 10, 2016; however, Mr. Sotir disclaims beneficial ownership of such shares.

(4)	Includes phantom units granted under the Amended and Restated Directors’ Stock and Deferral Plan to Mr. Ryan and Ms. Gomes Yell.

(5)	Information based on Company records and last filed Statement of Changes of Beneficial Ownership (Form 4).

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of our common stock. Based solely on a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to us, we have concluded that no Reporting Persons were delinquent in 2017 with respect to their reporting obligations, as set forth in Section 16(a) of the Exchange Act.

56 EXTERRAN CORPORATION

ADDITIONAL INFORMATION

2019 Annual Meeting of Stockholders

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2019 annual meeting of stockholders must be received by our Corporate Secretary no later than November 16, 2018.

Our Bylaws establish an advance notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these Bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2019 annual meeting of stockholders on or after November 16, 2018 and no later than December 17, 2018 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these Bylaw provisions must include the information required under our Bylaws, including the following:

•
a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•
with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our Bylaw provisions must also, among other things:

•	include the name, address, age and occupation of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

•
state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

•	update and supplement the required information 10 business days prior to the date of the meeting.

Our Bylaw requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our Bylaws by making a written request to our Corporate Secretary. Any stockholder-recommended director nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

2018 PROXY STATEMENT 57

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND VOTING

When and where will the Annual Meeting be held?

We will hold our 2018 Annual Stockholders Meeting jointly at two locations on Thursday, April 26, 2018, at 8:30 a.m. Central Daylight time at King & Spalding LLP, 1100 Louisiana Street, Suite 4000, Houston, Texas, USA and at 5:30 p.m. Gulf Standard Time at King & Spalding LLP, Al Fattan Currency House, Tower 2, Level 24, Dubai International Financial Centre, Dubai, UAE. We are holding a live annual meeting simultaneously in two locations by tele-video conferencing in order to allow our international stockholders to attend in person.

Who may vote?

You may vote if you were a holder of record of Exterran common stock as of the close of business on February 28, 2018, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. As of the record date, there were 35,760,917 shares of Exterran common stock outstanding and entitled to vote.

What am I voting on and how does the Board recommend that I vote?

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal	Board Recommendation
1	Election of seven directors to serve for a term expiring at the next annual meeting of stockholders	5	FOR each nominee
2	Advisory vote to approve named executive officer compensation	49	FOR
3	Ratification of independent registered public accounting firm	50	FOR
4	Approval of amendment to our Amended and Restated Certificate of Incorporation to eliminate the super-majority vote required for stockholders to amend our Bylaws	53	FOR

In addition, stockholders will be asked to consider at the Annual Meeting such other business as may properly come before the meeting or any adjournment thereof. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How do I vote?

You may vote by any of the following methods:

Meeting. In person at the Annual Meeting at either of the two locations where the Annual Meeting is being held. If you hold your shares through a broker or other intermediary, you will need proof of your stockholdings to attend the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Internet. By Internet at http://www.proxyvote.com. You will need the 12-digit Control Number included on the Notice or on your proxy card. Online procedures are designed to ensure the authenticity and correctness of your proxy vote instructions.

Telephone. If you received a proxy card by mail, by dialing (via touch-tone telephone) the toll-free phone number on your proxy card under “Vote by Phone” and following the instructions.

Mail. If you received a proxy card by mail, by completing, signing and dating your proxy card or voting instruction form and returning it promptly in the envelope provided.

To be counted, votes by Internet, telephone or mail must be received by 11:59 p.m. Eastern Daylight Time on April 25, 2018.

58 EXTERRAN CORPORATION

Can I change my vote?

Yes. You may change your vote or revoke your proxy before the voting polls are closed at the Annual Meeting by the following methods:

•	voting again by telephone or Internet;

•	sending us a signed and dated proxy card dated later than your last vote;

•	notifying the Corporate Secretary of Exterran in writing (in the case of a revocation); or

•	voting in person at the Annual Meeting at either of the two locations where the Annual Meeting is being held.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

What is a broker non-vote?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 3 (ratification of independent registered public accounting firm), you will need to communicate your voting decisions to your bank, broker or other holder of record before April 25, 2018.

What impact do broker non-votes and abstentions have on matters to be considered at the meeting?

Abstentions and broker non-votes will count as votes against Proposal 4 (approval of the amendment to our Certificate of Incorporation). Abstentions and broker non-votes will not have any effect on the vote for any of the other proposals but will count towards establishment of a quorum.

Who pays for the proxy solicitation related to the Annual Meeting?

We will pay the cost of soliciting proxies. In addition to sending you these proxy materials or otherwise providing you access to these proxy materials, some of our officers, as well as management and non-management employees, may contact our stockholders by telephone, facsimile or in person. None of these officers or employees will receive additional compensation for any such solicitation. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies as well as provide advisory services to the Company, for a fee of approximately $20,000 plus out-of-pocket expenses which will be paid by the Company. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor New York, NY 10022
Stockholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)
Banks and Brokers May Call Collect: (212) 750-5833

2018 PROXY STATEMENT 59

How can I view the stockholder list?

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 4444 Brittmoore Road, Houston, Texas 77041 and at our offices located in FZE East Wing 5B, 4th Floor Dubai Airport Free Zone, Dubai, United Arab Emirates.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote and will have a representative to act as the independent inspector of elections for the Annual Meeting.

What if I want a copy of the Company’s 2017 Annual Report on Form 10-K?

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017. Please direct any such requests to the attention of Investor Relations, Exterran Corporation, 4444 Brittmoore Rd., Houston, Texas 77041, or by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC’s website, which can be found at http://www.sec.gov.

What if I share my residence with another stockholder, how many copies of the Notice of Internet Availability of Proxy Materials or of the printed proxy materials will I receive?

In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” reduces the volume of duplicate information received at your household and helps us reduce costs.

Each stockholder subject to householding that requests printed proxy materials will receive a separate proxy card or voting instruction card. We will deliver promptly, upon written request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800) 937-5449 or email info@ASTfinancial.com. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

What if I consent to have one set of materials mailed now but change my mind later?

You may withdraw your householding consent at any time by contacting our Transfer Agent at the address, telephone number and email address provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Transfer Agent at the address, telephone number and email address provided above.

60 EXTERRAN CORPORATION

APPENDIX A

Reconciliation of GAAP and Non-GAAP Financial Measures

We define EBITDA, as adjusted, as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items. We believe EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restructuring and other charges, expensed acquisition costs and other items. Management uses EBITDA, as adjusted, as a supplemental measure to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs. Our EBITDA, as adjusted, may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

EBITDA, as adjusted, is not a measure of financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities or any other measure determined in accordance with GAAP. Items excluded from EBITDA, as adjusted, are significant and necessary components to the operation of our business and therefore, EBITDA, as adjusted, should only be used as a supplemental measure of our operating performance.

The following table reconciles our net income (loss) to EBITDA, as adjusted (in thousands):

	Years Ended December 31,
	2017	2016
Net income (loss)	$33,880	$(227,937)
(Income) loss from discontinued operations, net of tax	(39,736)	56,171
Depreciation and amortization	107,824	132,886
Long-lived asset impairment	5,700	14,495
Restatement related charges	3,419	18,879
Restructuring and other charges	3,189	22,038
Proceeds from sale of joint venture assets	—	(10,403)
Interest expense	34,826	34,181
Gain on currency exchange rate remeasurement of intercompany balances	(516)	(8,559)
Loss on sale of businesses	111	—
Penalties from Brazilian tax programs	1,763	—
Provision for income taxes	22,695	124,242
EBITDA, as adjusted	$173,155	$155,993

2018 PROXY STATEMENT 61

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor New York, NY 10022
Stockholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)
Banks and Brokers May Call Collect: (212) 750-5833

——— A LEADING PROCESS AND SYSTEMS COMPANY ———
– oil – gas – water – power –

Exterran Corporation
www.exterran.com
4444 Brittmoore Rd.
Houston, Texas 77041

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

EXTERRAN CORPORATION 4444 BRITTMOORE ROAD HOUSTON, TX 77041
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E41139-P02104	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXTERRAN CORPORATION

The Board of Directors recommends you to vote FOR the election of the following seven director nominees:
1. Election of Directors:		For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

1a.	William M. Goodyear	☐	☐	☐	2.	Advisory vote to approve the compensation provided to Exterran Corporation's named executive officers.	☐	☐	☐

1b.	James C. Gouin	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Corporation's independent registered public accounting firm for fiscal year 2018.	☐	☐	☐

1c.	John P. Ryan	☐	☐	☐

1d.	Christopher T. Seaver	☐	☐	☐	4.
Approve an amendment to Exterran Corporation's Amended and Restated Certificate of Incorporation to eliminate the super-majority vote required for stockholders to amend the Company's Amended and Restated Bylaws.
							☐	☐	☐

1e.	Mark R. Sotir	☐	☐	☐

1f.	Andrew J. Way	☐	☐	☐	5.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

1g.	Ieda Gomes Yell	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)				Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E41139-P02104

EXTERRAN CORPORATION Annual Meeting of Stockholders April 26, 2018 8:30 AM CDT and 5:30 PM GST This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew J. Way, William M. Goodyear, Valerie L. Banner, and Julia A. Brown, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EXTERRAN CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held jointly by tele-video conferencing on April 26, 2018, at 8:30 AM CDT at the offices of King & Spalding LLP, 1100 Louisiana Street, Suite 4000, Houston, Texas, USA and at 5:30 PM GST at King & Spalding LLP, Al Fattan Currency House, Tower 2, Level 24, Dubai International Financial Centre, Dubai, UAE, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side